                                                                   EXHIBIT 10.64

================================================================================

                           INTEREST PURCHASE AGREEMENT

                                  BY AND AMONG

                             OGLEBAY NORTON COMPANY

                                       AND

               JOHNSON MINING INC., THE CARY MINING COMPANY INC.,

                       MICHIGAN MINERALS ASSOCIATES, INC.,

                                       AND

                MICHIGAN LIMESTONE OPERATIONS LIMITED PARTNERSHIP

                              DATED APRIL 14, 2000

================================================================================

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                                   TABLE OF CONTENTS

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ARTICLE I DEFINITIONS ..........................................................        1
       1.1    Definitions ......................................................        1

ARTICLE II PURCHASE AND SALE OF INTERESTS ......................................        5
       2.1    Purchase and Sale ................................................        5
       2.2    Total Consideration ..............................................        6
       2.3    Contingent Payments ..............................................        6
       2.4    Procedures relating to Contingent Payments .......................        9
       2.5    Closing ..........................................................       10
       2.6    Default By Any of Sellers ........................................       10
       2.7    Allocation of Purchase Price .....................................       10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS ..........................       10
       3.1    Authorization ....................................................       10
       3.2    Organization, Good Standing and Qualification ....................       11
       3.3    No Violation .....................................................       11
       3.4    Capitalization ...................................................       12
       3.5    Notices ..........................................................       12
       3.6    Subsidiaries .....................................................       12
       3.7    Affiliates .......................................................       12
       3.8    Financial Statements .............................................       13
       3.9    Real Property Matters ............................................       13
       3.10   Title to Properties; Encumbrances ................................       13
       3.11   Real Property Owned or Leased ....................................       13
       3.12   Equipment and Other Personal Property Leases .....................       14
       3.13   Intellectual Property ............................................       14
       3.14   Contracts ........................................................       14
       3.15   Employee Benefit Plans ...........................................       14
       3.16   Certain Environmental Matters ....................................       17
       3.17   Absence of Certain Changes .......................................       17
       3.18   Litigation .......................................................       18
       3.19   Labor Matters ....................................................       18
       3.20   Insurance ........................................................       18
       3.21   Consents and Approvals ...........................................       19
       3.22   Broker's and Finder's Fees .......................................       19
       3.23   Major Customers and Suppliers ....................................       19
       3.24   Taxes ............................................................       19
       3.25   Compliance with Laws .............................................       21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER .............................       21
       4.1    Authorization ....................................................       21
       4.2    Organization, Good Standing and Qualification ....................       21
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       4.3    No Violation .....................................................      21
       4.4    Financial Statements .............................................      22
       4.5    Real Property Matters ............................................      22
       4.6    Title to Properties; Encumbrances ................................      22
       4.7    Real Property Owned or Leased ....................................      22
       4.8    Equipment and Other Personal Property Leases .....................      23
       4.9    Contracts ........................................................      23
       4.10   Certain Environmental Matters ....................................      23
       4.11   Absence of Certain Changes .......................................      25
       4.12   Litigation .......................................................      25
       4.13   Labor Matters ....................................................      25
       4.14   Insurance ........................................................      25
       4.15   Consents and Approvals ...........................................      26
       4.16   Broker's and Finder's Fees .......................................      26
       4 17   Major Customers and Suppliers ....................................      26
       4.18   Taxes ............................................................      26
       4.19   Compliance with Laws .............................................      27
       4.20   Employee Benefit Plans ...........................................      27
       4.21   Company Information ..............................................      28

ARTICLE V CONDUCT OF BUSINESS PRIOR TO THE CLOSING .............................      28
       5.1    Conduct of Business of the Company ...............................      28

ARTICLE VI ADDITIONAL AGREEMENTS AND COVENANTS .................................      30
       6.1    Access to Properties and Records; Confidentiality ................      30
       6.2    Transfer of Interests ............................................      31
       6.3    Reasonable Efforts ...............................................      31
       6.4    Material Events ..................................................      31
       6.5    Fees and Expenses ................................................      31
       6.6    Further Assurances ...............................................      32
       6.7    Public Announcements .............................................      32
       6.8    Property Taxes ...................................................      32
       6.9    Transfer Taxes ...................................................      32
       6.10   Michigan Single Business Taxes ...................................      32
       6.11   FIRPTA Certificates ..............................................      33
       6.12   Cooperation and Exchange of Information ..........................      33
       6.13   Litigation Support ...............................................      33
       6.14   Formation of Limited Liability Company ...........................      34
       6.15   Sellers' Representative ..........................................      34
       6.16   Intentionally omitted ............................................      34
       6.17   Shareholder Loans ................................................      34
       6.18   Employee Benefits Matters ........................................      35

ARTICLE VII CONDITIONS TO THE OBLIGATIONS OF BUYER .............................      36
       7.1    Representations and Warranties True ..............................      36
       7.2    Performance ......................................................      36
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
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       7.3    Absence of Litigation ............................................       37
       7.4    Consents and Approvals ...........................................       37
       7.5    Intentionally omitted ............................................       37
       7.6    Intentionally omitted ............................................       37
       7.7    Noncompetition Agreements ........................................       37
       7.8    Supporting Documents .............................................       37
       7.9    Other Documents ..................................................       37

ARTICLE VIII CONDITIONS TO THE OBLIGATIONS OF SELLERS ..........................       38
       8.1    Representations and Warranties True ..............................       38
       8.2    Performance ......................................................       38
       8.3    Absence of Litigation ............................................       38
       8.4    Consents .........................................................       38
       8.5    Supporting Documents .............................................       38
       8.6    Other Documents ..................................................       39

ARTICLE IX TERMINATION .........................................................       39
       9.1    Termination ......................................................       39
       9.2    Effect of Termination ............................................       40

ARTICLE X INDEMNIFICATION ......................................................       40
       10.1   Indemnification by Sellers .......................................       40
       10.2   Indemnification by Buyer .........................................       40
       10.3   Procedure ........................................................       40
       10.4   Maximum Liability; Deductible ....................................       42
       10.5   Survival .........................................................       43
       10.6   Exclusive Remedy .................................................       43
       10.7   Limitation .......................................................       43

ARTICLE XI MISCELLANEOUS PROVISIONS ............................................       43
       11.1   Contents of Agreement ............................................       43
       11.2   Amendment, Waiver; Parties in Interest, Etc ......................       43
       11.3   Assignment .......................................................       44
       11.4   Interpretation ...................................................       45
       11.5   Notices ..........................................................       45
       11.6   Governing Law ....................................................       46
       11.7   Dispute Resolution ...............................................       46
       11.8   Counterparts; Facsimile Signatures ...............................       47

SCHEDULES

Schedule 1.1(p)(1)    -       Individuals with Actual Knowledge (Seller)
Schedule 1.1(p)(2)    -       Individuals with Actual Knowledge (Buyer)
Schedule 2.2(a)       -       Wire Transfer Instructions
Schedule 2.3(b)       -       EBITDA Target Amounts
Schedule 2.3(g)       -       Accelerated Payment Amount Percentages

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Schedule 2.7(a)        -       The Allocation
Schedule 3.2           -       Organization, Good Standing and Qualification
Schedule 3.4           -       Capitalization
Schedule 3.5           -       Notices
Schedule 3.7           -       Affiliates
Schedule 3.10          -       Title to Properties; Encumbrances
Schedule 3.11          -       Real Property Owned or Leased
Schedule 3.12          -       Equipment and Other Personal Property Leases
Schedule 3.14          -       Contracts
Schedule 3.15          -       Employee Benefit Plans
Schedule 3.16          -       Certain Environmental Matters
Schedule 3.17          -       Absence of Certain Changes
Schedule 3.18          -       Litigation
Schedule 3.19          -       Labor Matters
Schedule 3.20          -       Insurance
Schedule 3.21          -       Consents and Approvals
Schedule 3.23          -       Major Customers and Suppliers
Schedule 3.24          -       Taxes
Schedule 4.5           -       Real Property Matters
Schedule 4.6           -       Title to Property; Encumbrances
Schedule 4.7           -       Real Property Owned or Leased
Schedule 4.8           -       Equipment and Other Personal Property Leases
Schedule 4.9           -       Contracts
Schedule 4.10          -       Certain Environmental Matters
Schedule 4.11          -       Absence of Certain Changes
Schedule 4.13          -       Labor Matters
Schedule 4.14          -       Insurance
Schedule 4.15          -       Consents
Schedule 4.17          -       Major Customers and Suppliers
Schedule 4.21          -       Company Information
Schedule 6.14          -       Formation of Limited Liability Company
Schedule 6.17(a)       -       Shareholder Notes
Schedule 6.17(b)       -       Shareholder Indebtedness
Schedule 7.7(a)        -       Parties Executing Noncompetition Agreement

EXHIBITS

Exhibit 1.1(y)         -       Sellers' Representative Agreement
Exhibit 2.3(a)         -       Example of Tonnage Payment
Exhibit 2.3(b)         -       Examples of EBITDA Payment
Exhibit 2.3(c)         -       Example EBITDA Target Amounts and Capital
                               Expenditure Amount
Exhibit 2.4(a)(1)      -       Buyer's Standard Confidentiality Agreement
Exhibit 2.4(a)(2)      -       Buyer's Accountants' Standard Release
Exhibit 7.7(b)         -       Form of Noncompetition Agreement

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                           INTEREST PURCHASE AGREEMENT

      This Interest Purchase Agreement (this "Agreement") is made as of April 14, 2000, by and among OGLEBAY NORTON COMPANY, a Delaware corporation (the "Buyer"), and JOHNSON MINING INC., a Delaware corporation, THE CARY MINING COMPANY INC., a Delaware corporation, and MICHIGAN MINERALS ASSOCIATES, INC., a Delaware corporation (each individually, a "Seller" and collectively, "Sellers"), and MICHIGAN LIMESTONE OPERATIONS LIMITED PARTNERSHIP, a Delaware limited partnership ("MLO"). MLO and its two affiliates, MLO-Ohio Ltd., an Ohio limited liability company ("MLO-Ohio"), and Michigan Equipment Leasing L.L.C., a Michigan limited liability company ("MEL"), are collectively referred to herein as the "Company."

      WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, at the Closing (as hereinafter defined) (a) all of the general and limited partnership interests in MLO (the "Partnership Interests"), (b) all of the membership interests in MLO-Ohio (the "MLO-Ohio Membership Interests"), and
(c) all of the membership interests in MEL (the "MEL Membership Interests"), in accordance with the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

      1.1 Definitions. For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined below.

      (a) "Capital Expenditures" shall mean, for any period, the amount of capital expenditures, as determined in accordance with generally accepted accounting principles.

      (b) "Cause" shall mean that Michael D. Lundin has (i) refused or willfully failed to carry out the specific lawful directions of the chief executive officer of Buyer, and such refusal or willful failure has not been cured within ten (10) days after written notice from the chief executive officer of such refusal or willful failure; (ii) acted in a fraudulent or dishonest manner in his relations with Buyer; (iii) committed larceny, embezzlement, conversion or any act involving the misappropriation of funds of Buyer; or (iv) been convicted of any crime involving an act of moral turpitude.

      (c) "Change in Control" shall mean (i) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any person or group (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as then in effect), of shares representing more than thirty-three percent (33%) of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Buyer or any successor or assign of Buyer; (ii) the occupation of a majority of

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the seats (other than vacant seats) on the board of directors of Buyer or any successor or assign of Buyer by persons who were neither (1) nominated by the board of directors or Buyer nor (2) appointed by directors so nominated; or
(iii) the occurrence of a Termination Event.

      (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

      (e) " Contract" shall mean any written or oral contract, agreement, lease, plan, instrument, or other document or commitment, arrangement, undertaking, practice, or authorization that is binding on any Person or its property under applicable law.

      (f) "Confidentiality Agreement" shall mean the Confidentiality Agreement among Sellers and Buyer dated September 27, 1999, as modified and amended by the Letter of Intent among Sellers and Buyer dated December 18, 1999.

      (g) "EBITDA" shall mean, for any period, in accordance with generally accepted accounting principles, the net income (loss) for the MLO Quarries or the Operations, as applicable, considered as separate corporate entities, for such period as determined in accordance with GAAP, excluding without duplication
(i) interest income and expense, (ii) provisions for taxes based on income,
(iii) depreciation expense, (iv) amortization expense, other than pre-production costs which are being amortized, (v) extraordinary gain or losses, (vi) gains or losses on the sale or disposal of assets not in the ordinary course of business,
(vii) unusual or nonrecurring (such as restructuring charges) income and expenses, (ix) any losses (credits) for which Buyer has been indemnified by and recovered from Sellers, (x) any charges from the MLO Quarries' or Operations' parent or any indirect parent or its Affiliate with respect to general allocation of corporate overhead costs, executive compensation, management fees or welfare and pension benefits (other than any such reasonable allocated costs or expenses for which actual benefits or services were provided and directly attributable to the MLO Quarries or Operations), and (xi) fees and expenses incurred in connection with the transactions contemplated by this Agreement.

      (h) "Encumbrance" shall mean any lien, mortgage, security interest, restriction on transferability or voting, defect of title or other claim, charge, pledge, or encumbrance of any nature whatsoever on any property or property interest.

      (i) "Environmental Law" shall mean any applicable federal, state, or local law (including common law), judicial decision, permit, statute, ordinance, rule, regulation, code, order, judgment, decree, or injunction in each case as in effect on or before the Closing Date relating to (i) the protection of the environment (including, without limitation, air, surface water, groundwater, drinking water, and surface or subsurface land), (ii) the exposure to, release of, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, protection, release, or disposal of, pollutants, contaminants, wastes, or chemicals or any toxic, radioactive, ignitable, corrosive, reactive, or otherwise hazardous substance, waste, or material, or
(iii) the effect of the environment on human health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq. ("CERCLA"), Solid Waste Disposal Act, as amended by the Resource Conservation and

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Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC
6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Federal Mine Safety and Health Act of 1977, Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., and any similar or implementing federal, state, or local law, amendment, rule, regulation, order, or directive issued thereunder.

      (j) "Event of Default" shall mean the occurrence of any of the following:

            (1) Subject to the dispute resolution procedures in Section 2.4(c) of this Agreement, failure to pay a Contingent Payment when due, whether by acceleration or otherwise, provided that Buyer has not cured such default within ten (10) days of Sellers' delivery of written notice of such default;

            (2) Failure of Buyer to observe, perform or comply with any of its obligations under Section 2.4 of this Agreement, provided that Buyer has not cured such default within ten (10) days of Sellers' delivery of written notice of such default;

            (3) The discovery by Sellers of any inaccuracy in any representation or warranty of Buyer set forth in this Agreement which inaccuracy has a Material Adverse Effect;

            (4) The filing of a petition against Buyer or any affiliate of Buyer seeking relief under the Federal Bankruptcy Code or any similar law or regulation, whether federal, state, or local, not dismissed within thirty (30) days of filing;

            (5) The filing of a petition by Buyer or an affiliate of Buyer seeking relief under the Federal Bankruptcy Code or any similar law or regulation, whether federal, state, or local;

            (6) The commencement of a proceeding by or against Buyer or any affiliate of Buyer under any statute or other law providing for an assignment for the benefit of creditors, the appointment of a receiver, or any other similar law or regulation, whether federal, state, or local; or

            (7) The garnishment, attachment, levy, or other similar action taken by or on behalf of any creditor of Buyer, any affiliate of Buyer, or any of their respective properties which could have Material Adverse Effect.

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      (k) "Federal Bankruptcy Code" shall mean the Federal Bankruptcy Code, 11
U.S.C. Section 101, et seq., as amended.

      (l) "Force Majeure" shall mean any event or circumstance resulting from acts of God, strikes, fire or other causes beyond Buyer's reasonable control.

      (m) "Fundamental Change" shall mean any material change in the manner in which Sellers operated the MLO Quarries or Buyer operated the Port Inland Quarry prior to the Closing Date excluding synergistic or other changes necessitated solely by the transaction contemplated by this Agreement or by applicable Laws.

      (n) "Hazardous Substances" shall mean any hazardous substances within the meaning of 101(14) of CERCLA or any pollutant, contaminant, waste, chemical or other toxic, radioactive, ignitable, corrosive, reactive, or otherwise hazardous substance, waste, or material that, in each case, is regulated under any Environmental Law, including, without limitation, petroleum, its derivatives, by-products or other hydrocarbons, asbestos-containing materials, polychlorinated biphenyls, and urea formaldehyde.

      (o) "Intellectual Property" shall mean any copyrights, patents, trademarks, technology rights and licenses, trade secrets, franchises, know-how, inventions, and other intellectual property.

      (p) "Knowledge" shall mean, with respect to Sellers, the actual knowledge of the individuals specified on Schedule 1.1(p)(1), and, with respect to Buyer, the actual knowledge of the individuals specified on Schedule 1.1(p)(2).

      (q) "Laws" shall mean any statute, law, ordinance, regulation, order, or rule of any federal, state, local, or other governmental agency or body or of any other type of regulatory body.

      (r) "Material Adverse Effect" shall mean any change, event, or effect that is, or will be, materially adverse to the business, operations, assets, liabilities, financial condition, or results of operations of Buyer or the Port Inland Quarry, on the one hand, or MLO, MLO-Ohio, and MEL, taken as a whole, on the other hand.

      (s) "MLO Quarries" shall mean the Rogers City, Michigan quarry and the Cedarville, Michigan quarry owned by MLO. Each such quarry shall sometimes be referred to herein as a "MLO Quarry."

      (t) "Operations" shall mean the Port Inland Quarry and the MLO Quarries.

      (u) "Parties" shall mean MLO, Sellers, and Buyer.

      (v) "Person" shall mean any natural person, corporation, partnership, limited liability company, proprietorship, association, trust, business organization, government, governmental agency, or any legal entity.

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      (w) "Port Inland Quarry" shall mean the Port Inland quarry owned by Buyer.

      (x) "Sellers' Representative" shall mean the "Sellers' Representative" as defined in the Sellers' Representative Agreement, who initially is Michael D. Lundin.

      (y) "Sellers' Representative Agreement" shall mean the "Sellers' Representative Agreement" by and among the Sellers, the shareholders of the Sellers, and Michael D. Lundin attached hereto as Exhibit 1.1(y).

      (z) "Tax" or "Taxes" shall mean any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, recordation, realty transfer, franchise, profits, license, withholding on amounts paid to or by any of MLO, MLO-Ohio and MEL, payroll, social security, employment, unemployment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profits tax, Michigan single business tax, premium, custom, duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount.

      (aa) "Taxing Authority" shall mean any governmental authority responsible for the administration of any Tax.

      (bb) "Tax Return" shall mean reports, information statements, forms, amended returns, claims for refund, and other documentation (including any additional or supporting material and estimated tax or information returns and reports) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by a Taxing Authority.

      (cc) "Termination Event" shall mean (i) the termination of Michael D. Lundin's employment with Buyer other than for Cause, or (ii) Michael D. Lundin ceasing to have direct or indirect responsibility for managing and directing the Operations; provided that the termination of Michael D. Lundin's employment as a result of death, disability, or a resignation by Michael D. Lundin shall not constitute a Termination Event; provided further that if Michael D. Lundin resigns as a result of Buyer deliberately making working conditions so intolerable that a reasonable employee would feel compelled to resign, then such resignation shall constitute a Termination Event.

                                   ARTICLE II
                         PURCHASE AND SALE OF INTERESTS

      2.1 Purchase and Sale. Subject to the terms and conditions contained in this Agreement, at the Closing, each Seller shall sell, assign, transfer, and deliver to Buyer (or at Buyer's discretion, Buyer and one or more of Buyer's affiliates), and Buyer (or Buyer and one or more of Buyer's affiliates, as the case may be) shall accept and purchase from each Seller, all of such Seller's right, title, and interest in and to (a) the Partnership Interests, (b) the MLO-Ohio

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Membership Interests, and (c) the MEL Membership Interests (collectively, the
"Interests"), free and clear of any Encumbrances.

      2.2 Total Consideration. In consideration for the Interests, Buyer (or Buyer and one or more of Buyer's affiliates, as the case may be) shall pay to Sellers the following aggregate purchase price (the "Purchase Price"):

      (a) Fifty-Three Million Dollars ($53,000,000) payable in cash at Closing (the "Cash Purchase Price") by wire transfer of immediately available funds to Sellers in accordance with Schedule 2.2(a), and

      (b) The contingent payments calculated in accordance with Section 2.3 of this Agreement (collectively, the "Contingent Payments").

      2.3 Contingent Payments

      (a) Tonnage Payment. For each of the twelve years immediately following the Closing Date, if the aggregate tonnage of shipments from the Operations for such year exceeds 12,500,000 net tons ("Tonnage Target"), Buyer shall pay to Sellers an amount equal to Two Million One Hundred Thousand Dollars ($2,100,000) ("Tonnage Payment"); provided that Tonnage Payments shall be made for no more than ten of the twelve years immediately following the Closing Date so that the maximum aggregate amount of the Tonnage Payments shall not exceed Twenty-One Million Dollars ($21,000,000). In the event of a Force Majeure, the time period used to determine whether one or more Tonnage Targets have been met and the years in which Sellers are eligible to receive a Tonnage Payment shall be extended in a manner reasonably agreed to by the Parties including consideration of the seasonality of the business of the Operations. Exhibit 2.3(a) sets forth an example of this Section 2.3(a).

      (b) EBITDA Payment. For each of the ten years immediately following the Closing Date, if during such year (i) Buyer is required by Section 2.3(a) to make a Tonnage Payment, AND (ii) the annual EBITDA target amounts described in
Schedule 2.3(b) are exceeded in the aggregate by the MLO Quarries, the Operations, or both, Buyer shall pay to Sellers the amounts reflected on
Schedule 2.3(b) set forth opposite the relevant EBITDA target amounts. The aggregate annual amount payable by Buyer pursuant to this Section 2.3(b) shall not exceed One Million Nine Hundred Thousand Dollars ($1,900,000). Exhibit 2.3(b) sets forth examples of this Section 2.3(b).

      (c) EBITDA Target Amounts and Capital Expenditure Amounts. The EBITDA target amounts and Capital Expenditure amounts for each of the ten years immediately following the Closing shall be as shown on Schedule 2.3(b). If, pursuant to a written agreement among Buyer and Sellers, the Capital Expenditures exceed the amount shown for such year on Schedule 2.3(b), the EBITDA target amounts shall be adjusted upward by the amount of any EBITDA benefits specified in the written agreement increasing the amount of Capital Expenditures. Exhibit 2.3(c) sets forth an example of this Section 2.3(c).

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

      (d) Maximum Amounts. The maximum aggregate amount of the Contingent Payments to be made by Buyer to Sellers shall be Forty Million Dollars ($40,000,000), and the maximum annual Contingent Payments to be made by Buyer to Sellers shall be Four Million Dollars ($4,000,000). Sellers acknowledge that no portion of the Contingent Payments shall be guaranteed and that the Contingent Payments shall be made only to the extent provided for in this Section 2.3.

      (e) Contingent Payment. Except as provided in Section 2.3(a) with respect to Force Majeure and subject to the provisions of that certain side letter agreement between the parties executed and delivered on the Closing Date (the "Side Letter"), the measurement periods for the Contingent Payments shall be based upon the fiscal year of Buyer (January 1 through December 31), beginning with January 1, 2000 of Buyer's fiscal year 2000. The Buyer shall make annual Contingent Payments as required by Section 2.3(a) and (b) to Sellers within sixty (60) days of the end of the fiscal year of Buyer by wire transfer of immediately available funds.

      (f) Buyout. Promptly after the third anniversary of the Closing Date, the Parties agree to meet to discuss in good faith, without any binding obligation to reach an agreement, the terms of a buyout by Buyer of Sellers' rights to any future Contingent Payments.

      (g) Change in Control; Sale of Assets

            (i) If during the twelve-year period immediately following the Closing Date (the "Tonnage Payment Period"), there is a Change in Control, then Buyer shall (1) within three (3) business days of such Change in Control provide Sellers with written notice of such Change in Control and
      (2) at the written election of Sellers, pay to Sellers the Accelerated Payment within thirty (30) days of Buyer's receipt of written notice of Sellers' election to accept the Accelerated Payment. The term "Accelerated Payment" shall mean an amount equal to the sum of the present values of annual payments of Two Million One Hundred Thousand Dollars ($2,100,000) for each year remaining during the Tonnage Payment Period (but in no event shall the number of years for which Tonnage Payments are made or attributable exceed ten) as if such payments were made in consecutive years starting with the next date on which a Tonnage Payment would otherwise come due and calculated using a discount rate equal to the applicable interest rate at the most recent auction of federal ten year treasury notes prior to the date the Accelerated Payment is due and payable.

            (ii) If, during the Tonnage Payment Period, (1) Buyer sells all or substantially all of the assets or equity interests relating to the Operations, or (2) Buyer makes a Fundamental Change, in Sellers' reasonable judgment, in the business of the Operations other than a Fundamental Change implemented with the written concurrence of Michael D. Lundin or Sellers' Representative (provided that Sellers' Representative is knowledgeable regarding the quarrying, processing, and selling of limestone and is not, directly or indirectly, affiliated with a competitor of Buyer or the Operations, and provided further that Peter Johnson, Jim Rhude, Kent Rhude, and Robert Ross, Sr. shall each be deemed by Buyer to have the requisite degree of knowledge to serve as a Sellers'

      Representative) or a change resulting from a Force Majeure, Buyer shall
      (A) within three (3) business days of the occurrence of such change provide written notice of such change to Sellers, and (B) at the written election of Sellers, shall pay to Sellers an amount equal to the Accelerated Payment multiplied by (X) in the case of an asset or equity interest sale, the percentage set forth on Schedule 2.3(g) and, (Y) in the case of a fundamental change in the Operations as described above, 100%, within thirty (30) days of Buyer's receipt of written notice of Sellers' election to accept such amount. If an asset or equity interest sale as described in subsection 2.3(g)(ii)(X) occurs for which less than 100% of the Accelerated Payment is paid, then (1) the Tonnage Target shall be reduced by the percentage set forth in Schedule 2.3(g) times the Tonnage Target previously in effect and (2) the annual EBITDA target amounts described in Schedule 2.3(b) shall be reduced to amounts equal to 100% minus the percentage set forth on Schedule 2.3(g) times the applicable annual EBITDA target amounts set forth on Schedule 2.3(b).

            (iii) If an Event of Default occurs during the Tonnage Payment Period, then Buyer shall (1) within three (3 ) business days of the occurrence of such Event of Default provide Sellers with written notice of such Event of Default, and (2) at the written election of Sellers, pay to Sellers within thirty (30) days the Accelerated Payment.

            (iv) Acceptance by Sellers of the full amount of the Accelerated Payment shall terminate immediately all of Buyer's obligations to pay Tonnage Payments in accordance with Section 2.3(b). Acceptance by Sellers of any payment offered by Buyer in an amount less than the amount then due shall be deemed an acceptance on account only, and Sellers' acceptance of any such partial payment shall not constitute a waiver of Sellers' right to receive the entire amount due. Upon the occurrence of an event with respect to which Sellers may demand an Accelerated Payment pursuant to subsection 2.3(g)(i), (ii), or (iii) (an "Acceleration Event"), neither the failure of Sellers to promptly exercise their right to declare the Accelerated Payment to be immediately due and payable, nor the failure of Sellers to demand strict performance of any other obligation of Buyer (or any successor) set forth in Section 2.3 or 2.4, shall constitute a waiver of any such rights, nor a waiver of such rights in connection with any future Acceleration Event. The election by Sellers not to demand the Accelerated Payment upon the occurrence of an Acceleration Event shall not waive the right of Sellers to demand the Accelerated Payment upon the occurrence of any subsequent Acceleration Event. The election by Sellers to demand the Accelerated Payment with respect to an asset or equity interest sale as described in subsection 2.3(g)(ii)(X) for which less than 100% of the Accelerated Payment is paid shall not preclude Sellers from demanding any remaining amount of such Accelerated Payment upon the occurrence of a subsequent Acceleration Event.

            (v) Notwithstanding any provision herein to the contrary, upon the occurrence of an Acceleration Event, Sellers must elect in writing to have Buyer pay the Accelerated Payment within thirty (30) days of delivery of written notice of the occurrence of the Acceleration Event from Buyer. If Sellers fail to make such election within such thirty (30) day period, then Sellers shall have waived their right to the Accelerated Payment for such Acceleration Event.

      2.4 Procedures relating to Contingent Payments

      (a) Tonnage Statement. Within thirty (30) days following the completion of each of the twelve years referred to in Section 2.3(a) (or until the maximum amount payable under such section has been paid, if prior to the end of such twelve-year period), Buyer shall prepare and deliver to Seller a statement showing the tonnage of shipments from the Operations for such year (the "Preliminary Tonnage Statement"). Following receipt of the Preliminary Tonnage Statement, Sellers shall be afforded a period of thirty (30) days to review the Preliminary Tonnage Statement (the "Tonnage Review Period"). To assist in any such review, Buyer shall make available to Sellers within five (5) business days of Sellers so requesting, and to any independent accounting firm selected by Sellers (subject to such firm's prior execution of Buyer's standard confidentiality agreement attached hereto as Exhibit 2.4(a)(1) and Buyer's independent accounting firm's standard release attached hereto as Exhibit 2.4(a)(2)), whose fees and expenses shall be borne by Sellers, full access to the books and records of the Operations, Buyer's accountants work papers, and such other records as reasonably requested by Sellers. The Tonnage Review Period shall be extended by one day for each day that access to the books and records of the Operations is denied or delayed by Buyer. At or before the end of the Tonnage Review Period, Sellers shall either (i) accept the Preliminary Tonnage Statement in its entirety or (ii) deliver to Buyer a written notice setting forth a detailed explanation of those items in the Preliminary Tonnage Statement that Sellers dispute (a "Notice of Tonnage Dispute"). If Sellers do not deliver a Notice of Tonnage Dispute to Buyer within the Tonnage Review Period, Sellers shall be deemed to have accepted the Preliminary Tonnage Statement in its entirety.

      (b) EBITDA Statement. Within thirty (30) days following the completion of each of the ten years referred to in Section 2.3(b), Buyer shall prepare and deliver to Sellers a statement showing the annual EBITDA of each MLO Quarry and the Operations (the "Preliminary EBITDA Statement"). Following receipt of the Preliminary EBITDA Statement, Sellers shall be afforded a period of sixty (60) days to review the Preliminary EBITDA Statement (the "EBITDA Review Period"). To assist in any such review, Buyer shall make available to Sellers within five (5) days of Sellers so requesting, and to any independent accounting firm selected by Sellers (subject to such firm's prior execution of Buyer's standard confidentiality agreement attached hereto as Exhibit 2.4(a)(1) and Buyer's independent accounting firm's standard release attached hereto as Exhibit 2.4(a)(2)), whose fees and expenses shall be borne by Sellers, full access to the books and records of the Operations, Buyer's accountants work papers, and such other records as reasonably requested by Sellers. The EBIDTA Review Period shall be extended by one day for each day that access to the books and records of the Operations is denied or delayed by Buyer. At or before the end of the EBITDA Review Period, Sellers shall either (i) accept the Preliminary EBITDA Statement in its entirety or (ii) deliver to Buyer a written notice setting forth a detailed explanation of those items in the Preliminary EBITDA Statement that Sellers dispute (a "Notice of EBITDA Dispute"). If Sellers do not deliver a Notice of EBITDA Dispute to Buyer within the EBITDA Review Period, Sellers shall be deemed to have accepted the Preliminary EBITDA Statement in its entirety.

      (c) Resolution of Disputes. Within a period of thirty days after delivery of a Notice of Tonnage Dispute or a Notice of EBITDA Dispute, Buyer and Sellers shall attempt to resolve in good faith any disputed items. If they are unable to do so, any disputed items will be submitted to a mutually agreeable nationally recognized firm of independent accountants for resolution (the "Independent Public Accountants"). Sellers and Buyer will share equally the cost of the Independent Public Accountants. The determination of the disputed items by the Independent Public Accountants will be final and binding on the parties and a judgment on the determination of the Independent Public Accountant may be entered by a court of competent jurisdiction. Any other disputes, including those involving a Fundamental Change, shall be resolved in accordance with Section 11.7 hereof.

      2.5 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article IX, and subject to the satisfaction or waiver of the conditions set forth in Articles VII and VIII, the consummation of the transactions described in Sections 2.1 and 2.2 of this Agreement (the "Closing") shall take place at 10:00 a.m., Eastern Daylight Savings Time, on April 17, 2000 at the offices of Thompson Hine & Flory LLP, 3900 Key Center, 127 Public Square, Cleveland, Ohio, or at such other time and place as is agreed to by Buyer and Sellers. The date of such Closing is referred to herein as the "Closing Date."

      2.6 Default By Any of Sellers. Buyer shall not be obligated to purchase from Sellers any Interests unless, on the Closing Date, Sellers are able to sell to Buyer one hundred percent (100%) of the Interests.

      2.7 Allocation of Purchase Price.

      (a) Buyer and Sellers shall mutually agree to allocate the Purchase Price as set forth on Schedule 2.7(a) to this Agreement (the "Allocation"). The parties acknowledge that the Allocation has been determined pursuant to arm's length bargaining between the parties regarding the fair market values of the Company's assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). The parties shall report (including with respect to the filing of Form 8594 to the Internal Revenue Service) the sale and purchase for all income tax purposes in a manner consistent with such allocation and will not, in connection with the filing of such return, make any allocation of the Purchase Price which is contrary to the Allocation. The parties agree to consult with one another with respect to any tax audit, controversy or litigation relating to the Allocation.

      (b) All payments made to Sellers under Section 2.3 of this Agreement shall be allocated to goodwill.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

      Each Seller, severally and not jointly, hereby represents and warrants to Buyer as follows:

      3.1 Authorization. Each of MLO and such Seller has full power and authority to enter into this Agreement and perform its obligations hereunder and carry out the transactions contemplated hereby. The general and limited partners of MLO, and the directors and shareholders of such Seller, have taken all action required by Law, MLO's Certificate of Limited Partnership and Limited Partnership Agreement, such Seller's Certificate of Incorporation and Bylaws (as applicable), and otherwise to authorize the execution and delivery by MLO and such Seller of this Agreement and the consummation by MLO and such Seller of the transactions contemplated hereby. This Agreement constitutes the valid and binding agreement of MLO and such Seller and is enforceable against MLO and such Seller in accordance with its terms.

      3.2 Organization, Good Standing and Qualification. MLO is a limited partnership duly organized and validly existing under the laws of the State of Delaware. MLO-Ohio is a limited liability company duly organized and validly existing under the laws of the State of Ohio. MEL is a limited liability company duly organized and validly existing under the laws of the State of Michigan. The Company has all requisite power and authority, and possesses all governmental and other permits, licenses, and other authorizations, to own, lease, or operate its assets and properties as now owned, leased, and operated and to carry on its business as presently conducted. Except as set forth on Schedule 3.2, MLO is duly licensed or qualified to do business as a foreign limited partnership in each state wherein the failure to be licensed or qualified to do business as a foreign limited partnership would have a Material Adverse Effect. MLO-Ohio is duly licensed or qualified to do business as a foreign limited liability company in each state wherein the failure to be licensed or qualified to do business as a foreign limited liability company would have a Material Adverse Effect. MEL is duly licensed or qualified to do business as a foreign limited liability company in each state wherein the failure to be licensed or qualified to do business as a foreign limited liability company would have a Material Adverse Effect.

      3.3 No Violation. Other than as disclosed on Schedule 3.21, the execution and delivery of this Agreement by MLO and such Seller does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision of, or result in the creation of any Encumbrance under, any agreement, indenture, instrument, lease, security agreement, mortgage, or lien to which MLO or such Seller is a party or by which MLO, the Interests, or such Seller is bound; (b) violate any provision of the Certificate of Limited Partnership or Limited Partnership Agreement of MLO or the Articles of Organization or Operating Agreement of MLO-Ohio or MEL; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to MLO or such Seller; or (d) violate any contractual or legal obligation or restriction to which MLO, the Interests, or such Seller is subject.

      3.4 Capitalization. Schedule 3.4 sets forth the name and address of, and Interests owned by, such Seller. Such Seller (i) is the sole record and beneficial owner of the Interests set forth opposite its name in Schedule 3.4, free and clear of any Encumbrance, and (ii) has full legal right, power, and authority to transfer such Interests to Buyer in accordance with this Agreement, and to perform its other obligations hereunder and as contemplated hereby, without the need for the consent of any other Person, The Partnership Interests represent all of the issued and outstanding partnership interests of MLO. The MLO-Ohio Membership Interests constitute all of the issued and outstanding membership interests of MLO-Ohio. The MEL Membership Interests constitute all of the issued and outstanding membership interests of MEL. The Interests set forth opposite its name in Schedule 3.4 are owned only by such Seller. All of the Interests were duly authorized and validly issued, and were not issued in violation of any preemptive rights or the terms of any agreement or other understanding binding upon such Seller, MLO, MLO-Ohio or MEL, and were issued in compliance with all applicable federal, foreign, and state securities or "blue-sky" laws and regulations. No assessments by the Companies are outstanding with respect to the Interests. Except as disclosed in Schedule 3.4, each of MLO, MLO-Ohio, and MEL has never repurchased or redeemed any Interests, and there are no amounts owed or which may be owed to any person by MLO, MLO-Ohio, or MEL as a result of any repurchase or redemption of Interests. Except as disclosed in
Schedule 3.4, there are no agreements, arrangements, or understandings to which such Seller, MLO, MLO-Ohio, or MEL is a party or by which any of them is bound to redeem or purchase any Interests. Except as disclosed in Schedule 3.4, there are no outstanding options, warrants, or other rights (including preemptive rights) to purchase, or any securities convertible into or exchangeable for, Interests, and there are no agreements, arrangements, or understandings to which such Seller, MLO, MLO-Ohio, or MEL is a party or by which any of them is bound pursuant to which MLO, MLO-Ohio, or MEL is or may be required to issue additional Interests.

      3.5 Notices. Except as set forth on Schedule 3.5, such Seller has not received any written notification within the last five years of any violation of any applicable ordinance or regulation of building, zoning, or other Law, in respect of the Company's plants, structures, properties, or operations.

      Sellers, jointly and severally, hereby represent and warrant to Buyer as follows:

      3.6 Subsidiaries. The Company has no subsidiaries, and the Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any Person, or any equity securities, or options, warrants, or other rights to acquire equity securities, or securities convertible into or exchangeable for equity securities, of any Person.

      3.7 Affiliates. Except as set forth on Schedule 3.7, (i) the Company has no Contract with any of its officers, any Seller, any of Sellers' directors, officers, or shareholders, or any Person in which any of the foregoing is a director, officer, shareholder, member, or investor, and (ii) no officer of the Company, Seller, director, officer, or shareholder of any Seller, or any Person in which any of the foregoing is a director, officer, shareholder, member, or investor, is a creditor or debtor of the Company.

      3.8 Financial Statements. The Company has delivered to Buyer: (a) an unaudited balance sheet of the Company as at December 31, 1999, and the related unaudited statement of income for the year then ended (the "Annual Company Financial Statements"), and (b) an unaudited balance sheet of the Company as at January 31, 2000 (the "Interim Statement of Assets and Liabilities") and the related unaudited statement of income for the one month then ended (the "Interim Company Financial Statements") (the Annual Company Financial Statements and the Interim Company Financial Statements are collectively referred to herein as the "Company Financial Statements"). The Company Financial Statements fairly present in all material respects the assets, liabilities, financial condition, and results of operations of the Company as at the respective dates thereof and for the periods therein referred to in accordance with generally accepted accounting principles ("GAAP") consistently applied subject, in the case of the Interim Company Financial Statements, to normal year-end adjustments and the lack of notes and other presentation items.

      3.9 Real Property Matters. None of the real property owned or leased by the Company is currently the subject of any eminent domain, condemnation, or similar proceeding and, to Sellers' Knowledge, no such proceeding is threatened. There is no adverse claim against such real property and there are no pending or, to Sellers' Knowledge, threatened proceedings which might interfere with Buyer's quiet enjoyment of such real property or the exploitation of the mineral rights, if any, therein.

      3.10 Title to Properties; Encumbrances. All of the assets, properties, and rights used by the Company in the operation of its business as it is currently conducted are owned or leased by the Company. The Company has good, valid, and marketable title to, or valid leasehold interests in, all of the real property and tangible personal property which the Company purports to own or lease, free and clear of any Encumbrance, except (a) as set forth in Schedule 3.10, including equipment and other leases set forth on such Schedule, (b) mechanics', carriers', workmen's, repairmen's, and other like liens arising or incurred in the ordinary course of business, (c) liens for taxes and other governmental charges which are not due and payable, and (d) as to real property, (i) easements, covenants, rights-of-way, and other similar restrictions as set forth on Schedule 3.10, (ii) any conditions that may be shown by any survey previously delivered to Buyer or physical inspection made prior to Closing, (iii) zoning, building, and other similar restrictions, and (iv) Encumbrances placed by any landlord or third party on leased property or property over which the Company has easement rights which do not materially affect the rights of the Company with respect thereto (all the foregoing, collectively, "Permitted Liens"). All of the tangible personal property owned or leased by the Company is in good working condition, ordinary wear and tear excepted, and has been maintained in a manner consistent with reasonable business practice.

      3.11 Real Property Owned or Leased. Schedule 3.11 sets forth a list of all real property which the Company owns or leases, or has agreed (or has an option) to purchase, sell, or lease, or may be obligated to purchase, sell, or lease. True copies of all such leases for real property have been delivered to Buyer prior to the date hereof. Except as set forth in Schedule 3.11, no consent to the consummation of the transactions contemplated by this Agreement is required from the lessor of any such real property. Except as set forth in

Schedule 3.11, the Company holds valid leasehold interests in and to the leases listed in Schedule 3.11, free and clear of any Encumbrances.

      3.12 Equipment and Other Personal Property Leases. Schedule 3.12 hereto sets forth a correct and complete list of all personal property leases to which the Company is a party, other than items acquired by the Company in the ordinary course of business from the date hereof through the Closing Date. Except as disclosed in Schedule 3.12 hereto, all of the personal property leased by the Company is currently used by the Company in the ordinary course of its business. Seller has delivered to Buyer correct and complete copies of all personal property leases identified on Schedule 3.12.

      3.13 Intellectual Property. All Intellectual Property used by the Company in connection with its business is owned by the Company free and clear of all Encumbrances or has been duly licensed for use by the Company. None of the Intellectual Property used by the Company in connection with its business has been within the last two years or is the subject of any pending adverse claim, or to the Knowledge of Sellers, any threatened claim of infringement. To Sellers' Knowledge, the conduct of the Company's business does not infringe any Intellectual Property of another Person, and none of the Company or any Seller has received within the last two years any written notice contesting the Company's right to use any process, method, part, design, or material now used by it in the operation of its business. The Company has not granted any license in respect of any Intellectual Property which provides any third party with any outstanding rights.

      3.14 Contracts. Schedule 3.14 is a list of all Contracts to which the Company is a party or by which it is bound which have annual obligations in excess of $200,000. Sellers have delivered to Buyer copies of each listed Contract. Except as set forth on Schedule 3.14, the Company has not breached any provision of, nor is it in default under the terms of, any such Contract and, to the Knowledge of Sellers, no other party to any such Contract has breached any provision or is in default thereunder.

      3.15 Employee Benefit Plans.

      (a) Schedule 3.15 contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment, consulting, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, vacation pay, cafeteria plan, profit-sharing, pension or retirement plan, program, agreement or arrangement, and any other fringe benefit program, agreement or arrangement, including any "employee benefit plan" within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether formal or informal, written or oral, and whether legally binding or not, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that, together with the Company, would be deemed a "single employer" within the meaning of ERISA Section 4001 (b)(1), a "controlled group" within the meaning of Code
Section 414(b), "trades or businesses under common control" within the meaning of Code Section 414(c), or an "affiliated service group" within the meaning of Code Section 414(m) (an "ERISA Affiliate") within the last three years, for the benefit of any employee, former employee, consultant, officer, or director of the Company or its ERISA Affiliates (collectively, the "Plans"). Neither the Company nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to create any additional Plan or to modify or change any existing Plan that would affect any employee or terminated employee of the Company or any ERISA Affiliate.

      (b) The Company has furnished Buyer with copies of all Plans (and, if applicable, related trust agreements) and all amendments thereto, summary plan descriptions, summary of material modifications, the three most recent Forms 5500 required to be filed with respect thereto, Internal Revenue Service determination letters, and actuarial reports, in each case to the extent applicable.

      (c) Except as required by any collective bargaining agreement or as set forth on Schedule 3.15, with respect to each of the Plans, neither the Company nor any ERISA Affiliate is obligated to continue with any such Plan beyond the Closing Date.

      (d) Except as set forth on Schedule 3.15: (i) each of the Plans is, and has always been, operated in all material respects in accordance with all "Legal Requirements" (as defined below), and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of ERISA
Section 3(21)) have always acted in accordance with the provisions of all "Legal Requirements," the Plan documents and written descriptions of the Plans. "Legal Requirements" means any law, statute, rule, ordinance, decree, regulation, requirement, order (including any executive order) or judgment of any court or government or regulatory body or political subdivision thereof, and (ii) each of the Plans intended to be "qualified" within the meaning of Code Section 401(a) is so qualified and has received a currently applicable favorable determination letter, and nothing has occurred since the date of such letter that could reasonably be expected to cause the loss of such qualification.

      (e) No liability under Title IV of ERISA has been incurred, directly or indirectly, by the Company or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or an ERISA Affiliate of incurring liability under such Title, other than (i) a liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been or will be made when due, and (ii) liabilities associated with termination of any Plan. To the extent that this representation applies to ERISA Sections 4064, 4069 or 4204 of Title IV, it is made not only with respect to the Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or an ERISA Affiliate made, or was required to make, contributions during the three year period ending on the last day of the Company's most recent fiscal year.

      (f) The PBGC has not instituted any "Proceedings" (as defined below) to terminate any of the Plans, and no condition exists that presents a material risk that any such "Proceedings" will be instituted. "Proceedings" means any audit, litigation, allegation, claim, suit, grievance, arbitration, investigation, civil, criminal, quasi-criminal, or administrative action, proceeding, charge, prosecution, or other action, in each case instituted or asserted in writing.

      (g) No reportable event within the meaning of ERISA Section 4043, or prohibited transaction within the meaning of ERISA Section 406 (for which no exception or exemption exists) has occurred with respect to any Plan.

      (h) Neither the Company, any ERISA Affiliate, any of the Plans or any trust created thereunder nor any trustee or administrator thereof has engaged in any transaction or has taken or failed to take any action in connection with which the Company, any ERISA Affiliate, any of the Plans, any such trust, any trustee or administrator thereof, or any party dealing with the Plans or any such trust could be subject to any liability, fine, penalty, tax or related charge under ERISA Section 409, ERISA Section 502(c)(l), ERISA Section 502(1), or ERISA Section 4071 or Chapter 43 of the Code, or the imposition of a lien pursuant to Code Section 401(a)(29) or Code Section 412 (n).

      (i) Except as disclosed in Schedule 3.15, no Plan is a "multiemployer plan" as such term is defined in ERISA Section 3(37), and no Plan is a plan maintained by more than one employer (a so-called "multiple employer plan") for purposes of ERISA or Code Section 413(c). With respect to each "multiemployer plan" so disclosed: (i) none of the representations and warranties of this
Section 3.15 shall apply, and (ii) except as set forth in Schedule 3.15, all contributions required to be made by the Company to such multiemployer plan have been made or are accrued and fully reflected in the Company Financial Statements.

      (j) No amounts payable under the Plans or any other agreement or arrangement to which the Company or any ERISA Affiliate is a party will, as a result of the transactions contemplated by this Agreement, fail to be deductible for federal income tax purposes by virtue of Code Section 280G.

      (k) Except as disclosed in Schedule 3.15, no Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in ERISA Section 3(2), or (iii) deferred compensation benefits accrued as liabilities on the books of the Company or the ERISA Affiliates.

      (l) There is, and has been, no actual, or anticipated, threatened or expected, litigation or arbitration concerning or involving any of the Plans. No complaints to or by any governmental authority have been filed, or are threatened or expected, with respect to any of the Plans. No claims have been made, or are expected, with respect to any bond or any fiduciary or other similar insurance with regard to the actions of any person in connection with any of the Plans, nor has there been, nor is there expected, any notice to any insurer under any such bond or policy with regard to any of such Plans. No application for any bond or fiduciary liability or similar insurance policy has been issued subject to any qualification, condition or exclusion.

      (m) Except as provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of, any compensation due to any such employee or officer, (iii) result in any employment-related expenses or liabilities, the full cost of which will not be paid by the Sellers, or (iv) result in any prohibited transaction described in ERISA Section 406 or Code Section 4975 for which an exemption is not available.

      3.16 Certain Environmental Matters. Except as set forth on Schedule 3.16:
(a) the Company is not in violation in any material respect of any Environmental Law; (b) the Company has not stored or used any Hazardous Substances on or at any of its properties or assets, except in the ordinary course of its business in accordance in all material respects with applicable Environmental Laws; (c) neither the Company nor any of its affiliates has received any written notice within the last ten years from any governmental authority, or within the last five years from any private claimant, advising it that the Company is in violation of any Environmental Law or that it is responsible (or potentially responsible) for the cleanup of any Hazardous Substances at, on, or beneath such properties or assets or at, on, or beneath any land adjacent thereto; (d) neither the Company nor the operation thereof are the subject of pending or, to Sellers' Knowledge, threatened Federal, state, local, or private litigation or proceedings (whether judicial or administrative) involving a demand for damages, equitable relief, or other potential liability with respect to violations of Environmental Laws; (e) the Company has obtained all permits necessary under applicable Environmental Laws ("Environmental Permits") for the operation of its business, all such Environmental Permits are in full force and effect, and the Company is in compliance in all material respects with such Environmental Permits; (f) none of the real property owned or leased by the Company is subject to any outstanding order from or contract with any governmental authority respecting (i) any violation of Environmental Law, (ii) any investigation or remedial action under Environmental Laws, or (iii) any release of a Hazardous Substance; (g) during the past ten (10) years, no material release, disposal, dumping, spill, or emission of any Hazardous Substance is occurring or has occurred (other than those that are currently being cleaned up in accordance with Environmental Laws) on, under, or to any of the real property used in connection with the MLO Quarries; (h) during the past ten (10) years, none of the real property used in connection with the MLO Quarries has been operated by any Seller or the Company, as a Treatment, Storage, or Disposal facility for Hazardous Waste (as such terms are defined under RCRA or any similar state statute); (i) to the Knowledge of Sellers, there is and has been no friable asbestos or urea formaldehyde in the properties which has not been encapsulated or otherwise treated in material compliance with all Environmental Laws; (j) there are no active or inactive underground or above-ground storage tanks presently located at any of the properties; and (k) to the Knowledge of the Sellers, there are no liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or sets of circumstances, which would reasonably be expected to result in such liability, with respect to the business, assets, or properties of the Company except for any such non-compliances or liabilities which would not have a Material Adverse Effect.

      3.17 Absence of Certain Changes. Except as and to the extent set forth on
Schedule 3.17 hereto, since January 31, 2000, the Company has not:

      (a) suffered any material adverse change in its financial condition, experienced any material labor difficulty, or suffered any material casualty loss (whether or not insured);

      (b) made any material change in its business or operations or in the manner of conducting its business other than changes in the ordinary course of business;

      (c) incurred any material obligations or liabilities, except items incurred in the ordinary course of business;

      (d) canceled any other debts or claims owed to it, or waived any rights, relating to the business of the Company of substantial value;

      (e) granted any increase in the compensation of any general or limited partner, officer, employee, or agent of the Company other than increases in the ordinary course of business;

      (f) made any capital expenditure or commitment in excess of $200,000 for replacements or additions to property, plant, equipment;

      (g) made any change in any method of accounting or accounting practice; or

      (h) agreed, whether in writing or otherwise, to take any action described in this Section 3.17.

      3.18 Litigation. Except as set forth in Schedule 3.18, there are no claims, actions, suits, or proceedings relating to the Company pending or, to the Knowledge of Sellers, threatened in writing by or against the Company at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, agency, instrumentality, or authority.

      3.19 Labor Matters. Except as set forth in Schedule 3.19, (a) there are no collective bargaining agreements in effect between the Company and labor unions or similar organizations representing any of the Company's employees, and (b) during the past two years, there has been no request for collective bargaining or for an employee election from any employee, union, or the National Labor Relations Board. Except as set forth in Schedule 3.19, (i) there is no unfair labor practice complaint against the Company pending or, to the Knowledge of Sellers, threatened in writing before the National Labor Relations Board or the United States Department of Labor; (ii) there is no labor strike, dispute, slowdown, or stoppage in progress or, to the Knowledge of Sellers, threatened in writing against or involving the Company; (iii) no labor grievance or arbitration proceeding is pending; (iv) no private agreement with employees restricts the Company from relocating, closing, or terminating any of its operations or facilities; and (v) the Company has not in the past two years experienced any labor strike, dispute, slowdown, or stoppage.

      3.20 Insurance. Schedule_3.20 hereto sets forth a list of all policies of fire, liability, worker's compensation, health, title, and other forms of insurance presently in effect with respect to the Company. All such policies are valid, outstanding, and enforceable policies; will remain in full force and effect at least through the Closing Date; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement (except on the Closing Date). Schedule 3.20 identifies all risks of the type typically covered by insurance which the Company has designated as being self-insured, with the amounts of self insurance specifically indicated.

      3.21 Consents and Approvals. Schedule 3.21 identifies all consents, approvals, authorizations, or orders of third parties, including governmental authorities, necessary for the Company and Sellers to consummate the transaction contemplated by this Agreement.

      3.22 Broker's and Finder's Fees. No agent, broker, investment banker, person, or firm acting on behalf of Sellers or under their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated herein.

      3.23 Major Customers and Suppliers. Schedule 3.23 sets forth a complete and correct list of the names and corresponding dollar volumes of the ten (10) largest customers and twenty (20) largest suppliers that were the largest dollar volume customers or suppliers of products or services sold or provided by or to the Company for the twelve months ended December 31, 1998 and December 31, 1999. Except as set forth and described in Schedule 3.23, the Company has not received any notice or other communication (written or oral) from any of the customers or suppliers listed in Schedule 3.23 terminating or reducing in any material respect, or setting forth an intention to terminate or reduce in the future, or otherwise reflecting a material adverse change in, the business relationship between such customer or supplier and the Company.

      3.24 Taxes.

      (a) Except as set forth in Schedule 3.24, MLO, MLO-Ohio, and MEL have duly and timely filed all Tax Returns and other filings in respect of Taxes required to be filed by them on or prior to the date hereof, and have in a timely manner paid all Taxes which are due for all periods ending on or before the date hereof, shown on such Tax Returns. All such Tax Returns have been accurately and completely prepared in all material respects regarding the income, business, assets, operations, and activities of MLO, MLO-Ohio, and MEL in compliance with all applicable laws, rules and regulations. The charges, accruals, and reserves for Taxes with respect to MLO, MLO-Ohio, and MEL reflected on the books of MLO, MLO-Ohio, and MEL (excluding any provision for deferred Taxes) are adequate to cover such Taxes, except for Taxes resulting from the transactions contemplated by this Agreement.

      (b) Except as set forth in Schedule 3.24, there are no audits, suits, investigations, actions, or proceedings currently pending or, to the Knowledge of Sellers, threatened against any of MLO, MLO-Ohio, and MEL by any Taxing Authority for the assessment or collection of Taxes, no claims for the assessment or collection of Taxes have been asserted against any of MLO, MLO-Ohio, and MEL, and there are no matters under discussion by any of MLO, MLO-Ohio, and MEL with any Taxing Authority regarding claims for the assessment or collection of Taxes. Any Taxes that have been claimed or imposed as a result of any examinations of any Tax Return of MLO, MLO-Ohio, and MEL by any Taxing Authority are being contested in good faith and have been disclosed in writing to Buyer. The Internal Revenue Service has not audited the federal income tax returns for MLO, MLO-Ohio, and MEL in the ten years preceding the date of this Agreement. Except as set forth in Schedule 3.24, there are no agreements or applications by any of MLO, MLO-Ohio, and MEL for an extension of time for the assessment or payment of any Taxes nor any waiver of the statute of limitations in respect of Taxes. There are no Tax liens on any of the assets of any of MLO, MLO-Ohio, and MEL, except for liens for Taxes not yet due or payable. Except as set forth in Schedule 3.24, there are no requests for rulings or determinations in respect of any Tax pending between any of MLO, MLO-Ohio, and MEL and any Taxing Authority. Except as set forth in
Schedule 3.24, to the Knowledge of Sellers, no written claim has been received by MLO, MLO-Ohio, or MEL from any Taxing Authority in a jurisdiction in which MLO, MLO-Ohio, or MEL does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

      (c) MLO has been taxable as a partnership for state, federal and local income tax purposes at all times since its formation. MLO-Ohio and MEL have been taxed as partnerships for federal income tax purposes and as limited liability companies for state and local tax purposes at all times since their formation.

      (d) MLO, MLO-Ohio, and MEL have not and have never been parties to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar agreement or arrangement.

      (e) MLO, MLO-Ohio, and MEL have withheld and paid over to the appropriate Taxing Authorities all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

      (f) Except as set forth in Schedule 3.24, none of Sellers are "foreign persons" within the meaning of Section 1445(f)(3) of the Code.

      (g) Except as set forth in Schedule 3.24, there are no accounting method changes or proposed accounting method changes for any of MLO, MLO-Ohio, and MEL, nor any other item, that could give rise to an adjustment under Section 481 of the Code for periods after the Closing Date, and MLO, MLO-Ohio, and MEL will not be required to make any Section 481 adjustments as a result of the transaction contemplated by this Agreement.

      (h) Except as set forth in Schedule 3.24, no power of attorney has been granted by MLO, MLO-Ohio, and MEL to any Person which is currently in force with respect to any matter relating to Taxes.

      (i) None of the property owned or used by MLO, MLO-Ohio, and MEL is subject to a tax benefit transfer lease executed in accordance with Section 168(h) of the Internal Revenue Code of 1954, as in effect immediately before the adoption of the Code.

      (j) None of the property owned by MLO, MLO-Ohio, and MEL is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

      (k) None of the property owned by MLO, MLO-Ohio, and MEL is subject to a lease, which would be treated as a financing arrangement for federal income tax purposes.

      (l) None of the assets of MLO, MLO-Ohio, and MEL directly or indirectly secures any debt the interest of which is excluded from gross income under
Section 103 of the Code.

      (m) Except as set forth in Schedule 3.24, there are no sales contracts outstanding for which any of MLO, MLO-Ohio, and MEL received an advance payment or deposit.

      (n) Schedule 3.24 contains a list of all jurisdictions where MLO, MLO-Ohio, and MEL currently file Tax Returns.

      (o) Except as set forth in Schedule 3.24, none of MLO, MLO-Ohio, and MEL have deposited amounts in a fund established under Section 607 of the Merchants Marine Act, 1936, and subject to Section 7518 of the Code.

      3.25 Compliance with Laws. The Company's operation of its business complies in all material respects with all Laws. Neither the Company nor any Seller has received a notice of violation from any governmental authority.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Sellers as follows:

      4.1 Authorization. Buyer has full power and authority to enter into this Agreement and to perform its obligation hereunder and to carry out the transactions contemplated hereby. The directors of Buyer have taken all action required by Law, Buyer's Certificate of Incorporation and Bylaws, and otherwise to authorize the execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby. This Agreement constitutes the valid and binding agreement of Buyer and is enforceable against Buyer in accordance with its terms.

      4.2 Organization, Good Standing and Qualification. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority, and possesses all governmental and other permits, licenses, and other authorizations, to operate the Port Inland Quarry as now operated, and to carry on its business as presently conducted at the Port Inland Quarry. Buyer is duly licensed or qualified to do business as a foreign corporation in Michigan.

      4.3 No Violation. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not,
(a) violate any provision of, or result in the creation of any Encumbrance under, any agreement, indenture, instrument, lease, security agreement, mortgage, or lien to which Buyer is a party or by which Buyer is bound; (b) violate any provision of the Certificate of Incorporation or Bylaws of Buyer;
(c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to Buyer; or (d) subject to obtaining the consents identified on Schedule 4.15, violate any contractual or legal obligation or restriction to which Buyer is subject.

      4.4 Financial Statements. Buyer has delivered to Sellers: (a) an unaudited balance sheet of the Port Inland Quarry as at December 31, 1999, and the related unaudited statement of income for the year then ended (the " Annual Port Inland Financial Statements"), and (b) an unaudited balance sheet of the Port Inland Quarry as at February 29, 2000, and the related unaudited statement of income for the month ended February 29, 2000 (the "Interim Port Inland Financial Statements")(the Annual Port Inland Financial Statements and the Interim Port Inland Financial Statements are collectively referred to herein as the "Port Inland Financial Statements"). The Port Inland Financial Statements fairly present in all material respects the assets, liabilities, financial condition, and results of operations of the Port Inland Quarry as at the respective dates thereof and for the periods therein referred to in accordance with GAAP consistently applied subject, in the case of the Interim Port Inland Financial Statements, to normal year-end adjustments and the lack of notes and other presentation items.

      4.5 Real Property Matters. Except as set forth on Schedule 4.5, Buyer has not received any written notification within the last five years of any violation of any applicable ordinance or regulation of building, zoning, or other Law, in respect of the Port Inland Quarry's plants, structures, properties, or operations. None of the real property owned or leased by Buyer in connection with the Port Inland Quarry is currently the subject of any eminent domain, condemnation, or similar proceeding and, to Buyer's Knowledge, no such proceeding is threatened. Except as set forth on Schedule 4.5, there is no adverse claim against such real property and there are no pending or, to Buyer's Knowledge, threatened proceedings which might interfere with Buyer's quiet enjoyment of such real property or the exploitation of the mineral rights, if any, therein.

      4.6 Title to Properties; Encumbrances. All of the assets, properties, and rights used by the Port Inland Quarry as it is currently conducted are owned or leased by Buyer. Buyer has good, valid, and marketable title to, or valid leasehold interests in, all of the real property and tangible personal property used in connection with the Port Inland Quarry, free and clear of any Encumbrance, except (a) as set forth in Schedule 4.6, including equipment and other leases set forth on such Schedule, (b) mechanics', carriers', workmen's, repairmen's, and other like liens arising or incurred in the ordinary course of business, (c) liens for taxes and other governmental charges which are not due and payable, and (d) as to real property, (i) easements, covenants, rights-of-way, and other similar restrictions as set forth on Schedule 4.6, (ii) any conditions that may be shown by any survey previously delivered to Sellers or physical inspection made prior to Closing, (iii) zoning, building, and other similar restrictions, and (iv) Encumbrances placed by any landlord or third party on leased property or property over which Buyer has easement rights which do not materially affect the rights of Buyer with respect thereto. All of the tangible personal property owned or leased by Buyer and used solely in connection with the Port Inland Quarry is in good working condition, ordinary wear and tear excepted, and has been maintained in a manner consistent with reasonable business practice.

      4.7 Real Property Owned or Leased. Schedule 4.7 sets forth a list of all real property which Buyer owns or leases, or has agreed (or has an option) to purchase, sell, or lease, or may be obligated to purchase, sell, or lease, in connection with the Port Inland Quarry. True copies of all such leases for real property have been delivered to Sellers prior to the date hereof. Except as set forth in Schedule 4.7, no consent to the consummation of the transactions contemplated by this Agreement is required from the lessor of any such real property. Except as set forth in
Schedule 4.7, Buyer holds valid leasehold interests in and to the leases listed in Schedule 4.7, free and clear of any Encumbrances.

      4.8 Equipment and Other Personal Property Leases. Schedule 4.8 hereto sets forth a correct and complete list of all personal property leases of Buyer which relate solely to the Port Inland Quarry, other than items acquired by Buyer in the ordinary course of business from the date hereof through the Closing Date. Except as disclosed in Schedule 4.8 hereto, all of the personal property leased by Buyer in connection with the Port Inland Quarry is currently used by the Port Inland Quarry in the ordinary course of its business. Buyer has delivered to Sellers correct and complete copies of all personal property leases identified on Schedule 4.8.

      4.9 Contracts. Schedule 4.9 is a list of all Contracts of Buyer which relate solely to the operation of the Port Inland Quarry which have annual obligations in the aggregate in excess of $200,000. Buyer has delivered to Sellers copies of each listed Contract other than blanket purchase orders. Except as set forth on Schedule 4.9, Buyer has not breached any provision of, nor is it in default under the terms of, any such Contract and, to the Knowledge of Buyer, no other party to any such Contract has breached any provision or is in default thereunder.

      4.10 Certain Environmental Matters.

      (a) Except as and to the extent set forth on Schedule 4.10(a) hereto, (i) the Port Inland Quarry is not in violation in any material respect of any Environmental Law; (ii) the Port Inland Quarry has not stored or used any Hazardous Substances on or at any of its properties or assets, except in the ordinary course of its business in accordance in all material respects with applicable Environmental Laws; (iii) the Port Inland Quarry has not received any written notice within the last ten years from any governmental authority, or within the last five years from any private claimant, advising it that the Port Inland Quarry is in violation of any Environmental Law or that it is responsible (or potentially responsible) for the cleanup of any Hazardous Substances at, on, or beneath such properties or assets or at, on, or beneath any land adjacent thereto; (iv) neither the Port Inland Quarry nor the operation thereof are the subject of pending or, to Buyer's Knowledge, threatened Federal, state, local, or private litigation or proceedings (whether judicial or administrative)involving a demand for damages, equitable relief, or other potential liability with respect to violations of Environmental Laws; (v) the Port Inland Quarry has obtained all Environmental Permits for the operation of its business, all such Environmental Permits are in full force and effect, and the Port Inland Quarry is in compliance in all material respects with such Environmental Permits; (vi) none of the real property owned or leased by the Port Inland Quarry is subject to any outstanding order from or contract with any governmental authority respecting (A) any violation of Environmental Law, (B) any investigation or remedial action under Environmental Laws, or (C) any release of a Hazardous Substance; (vii) during the past two (2) years, no material release, disposal, dumping, spill, or emission of any Hazardous Substance is occurring or has occurred (other than those that are currently being cleaned up in accordance with Environmental Laws) on, or under, or to any of the real property used in connection with the Port Inland Quarry; (viii) during the past ten (10) years, none of the real property used in connection with the Port Inland Quarry has been operated by Buyer as a Treatment, Storage, or Disposal facility for Hazardous Waste (as such terms are defined under RCRA or any similar state statute); (ix) to the Knowledge of Buyer, there is and has been no friable asbestos or urea formaldehyde in the properties which has not been encapsulated or otherwise treated in material compliance with all Environmental Laws; (x) there are no active or inactive underground or above-ground storage tanks presently located at any of the Port Inland Quarry properties; and (xi) to the Knowledge of Buyer, there are no liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or sets of circumstances, which would reasonably be expected to result in such liability, with respect to the business, assets, or properties of the Port Inland Quarry except for any such non-compliance or liabilities which would not have a Material Adverse Effect.

      (b) Except for any non-compliance which would not have a Material Adverse Effect, Buyer and its Subsidiaries (each a "Buyer Company" and collectively, the "Buyer Companies") are in compliance with any and all Environmental Laws including, without limitation, (a) all Environmental Laws in all jurisdictions in which a Buyer Company owns or operates, or has owned or operated, a facility or site, arranges for disposal or treatment of any Hazardous Substance, solid waste or other wastes, accepts or has accepted for transport any Hazardous Substance, solid waste or other wastes or holds or has held any interest in real property or otherwise, and (b) all Environmental Laws relating to permits, licenses, approvals, authorizations, consents and registrations required for Buyer Companies' operation. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the Knowledge of Buyer, threatened against a Buyer Company, any real property in which a Buyer Company holds or has held an interest or any past or present operation of a Buyer Company, other than litigation or proceedings which would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of Buyer, no release, threatened release or disposal of any Hazardous Substance, solid waste or other wastes is occurring, or has occurred (other than those that are currently being cleaned up in accordance with Environmental
Laws), which is having or would have a Material Adverse Effect, on, under or to any real property in which a Buyer Company holds any interest or performs any of its operations, in violation of any Environmental Law.

      (c) For the purposes of this Section 4.10, a "Subsidiary" of Buyer or any of its Subsidiaries shall mean (a) a corporation more than fifty percent (50%) of the voting power or capital stock of which is owned, directly or indirectly, by Buyer or by one or more other subsidiaries of Buyer or by Buyer and one or more subsidiaries of Buyer, (b) a partnership or limited liability company of which Buyer, one or more other subsidiaries of Buyer or Buyer and one or more subsidiaries of Buyer, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has the power to direct the policies, management and affairs thereof, or (c) any other Person (other than a corporation) in which Buyer, one or more other subsidiaries of Buyer or Buyer and one or more subsidiaries of Buyer, directly or indirectly, has at least a majority ownership interest or the power to direct the policies, management and affairs thereof.

      4.11. Absence of Certain Changes. Except as and to the extent set forth on
Schedule 4.11 hereto, since December 31, 1999, the Port Inland Quarry has not suffered any material adverse change in its financial condition, experienced any material labor difficulty, or suffered any material casualty loss (whether or not insured), and Buyer has not with respect to the Port Inland Quarry:

      (a) made any material change in the business or operations or in the manner of conducting the business other than changes in the ordinary course of business;

      (b) incurred any material obligations or liabilities, except items incurred in the ordinary course of business;

      (c) canceled any other debts or claims owed to it, or waived any rights, relating to the business of substantial value;

      (d) granted any increase in the compensation of any officer, employee, or agent of the Port Inland Quarry other than increases in the ordinary course of business;

      (e) made any capital expenditure or commitment in excess of $200,000 for replacements or additions to property, plant, equipment;

      (f) made any change in any method of accounting or accounting practice; or

      (g) agreed, whether in writing or otherwise, to take any action described in this Section 4.11.

      4.12. Litigation. There are no claims, actions, suits, or proceedings pending or, to the Knowledge of Buyer, threatened in writing by or against Buyer at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, agency, instrumentality, or authority which would have a Material Adverse Effect.

      4.13. Labor Matters. Except as set forth in Schedule 4.13, (a) there are no collective bargaining agreements in effect between Buyer and labor unions or similar organizations representing any of the Port Inland Quarry's employees, and (b) during the past two years, at the Port Inland Quarry, there has been no request for collective bargaining or for an employee election from any employee, union, or the National Labor Relations Board. Except as set forth in Schedule
4.13 and with respect solely to the Port Inland Quarry, (i) there is no unfair labor practice complaint against Buyer pending or, to the Knowledge of Buyer, threatened in writing before the National Labor Relations Board or the United States Department of Labor; (ii) there is no labor strike, dispute, slowdown, or stoppage in progress or, to the Knowledge of Buyer, threatened in writing against or involving Buyer; (iii) no labor grievance or arbitration proceeding is pending; (iv) no private agreement with employees restricts Buyer from relocating, closing, or terminating any of its operations or facilities; and (v) Buyer has not in the past two years experienced any labor strike, dispute, slowdown, or stoppage.

      4.14. Insurance. Schedule 4.14 hereto sets forth a list of all policies of fire, liability, worker's compensation, health, title, and other forms of insurance presently in effect with respect to the Port Inland Quarry. All such policies are valid, outstanding, and enforceable policies; will remain in full force and effect at least through the Closing Date; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement (except on the Closing Date). Schedule 4.14 identifies all risks of the type typically covered by insurance with respect to the Port Inland Quarry and which Oglebay has designated as being self-insured, with the amounts of self insurance specifically indicated.

      4.15. Consents and Approvals. Schedule 4.15 identifies all consents, approvals, authorizations, or orders of third parties, including governmental authorities, necessary for Buyer to consummate the transaction contemplated by this Agreement.

      4.16. Broker's and Finder's Fees. No agent, broker, investment banker, person, or firm acting on behalf of Buyer or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated herein.

      4.17 Major Customers and Suppliers. Schedule 4.17 sets forth a complete and correct list of the names and corresponding dollar volumes of the ten (10) largest customers and twenty (20) largest suppliers that were the largest dollar volume customers or suppliers of products or services sold or provided by or to the Port Inland Quarry for the twelve months ended December 31, 1998 and December 31,1999. Except as set forth and described in Schedule 4.17, Buyer has not received any notice or other communication (written or oral) from any of the customers or suppliers listed in Schedule 4.17 terminating or reducing in any material respect, or setting forth an intention to terminate or reduce in the future, or otherwise reflecting a material adverse change in, the business relationship between such customer or supplier and Buyer.

      4.18 Taxes.

      (a) Buyer has duly and timely filed all Tax Returns and other filings in respect of Taxes required to be filed by Buyer on or prior to the date hereof, and has in a timely manner paid all Taxes which are (or will be) due for all periods ending on or before the date hereof, shown due on such Tax Returns. All such Tax Returns have been accurately and completely prepared in all material respects regarding the income, business, assets, operations, and activities of Buyer in compliance with all applicable laws, rules and regulations. The charges, accruals, and reserves for Taxes with respect to Buyer reflected on the books of Buyer (excluding any provision for deferred Taxes) are adequate to cover such Taxes.

      (b) There are no audits, suits, investigations, actions, or proceedings currently pending or, to the Knowledge of Buyer, threatened against Buyer by any Taxing Authority for the assessment or collection of Taxes, no claims for the assessment or collection of Taxes have been asserted against Buyer, and there are no matters under discussion by Buyer with any Taxing Authority regarding claims for the assessment or collection of Taxes. Any Taxes that have been claimed or imposed as a result of any examinations of any Tax Return of Buyer by any Taxing Authority are being contested in good faith and have been disclosed in writing to Sellers. The last year for which the Internal Revenue Service audited the federal income tax returns for Buyer was 1994. There are no agreements or applications by Buyer for an extension of time for the assessment or payment of any Taxes nor any waiver of the statute of limitations in respect of Taxes. There are no Tax liens on any of the assets of Buyer, except for liens for Taxes not yet due or payable. There are no requests for rulings or determinations in respect of any Tax pending between Buyer and any Taxing Authority. To the Knowledge of Buyer, no written claim has been received by Buyer from any Taxing Authority in a jurisdiction in which Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

      (c) At all times on or after January 1, 1994, Buyer has not and has never been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar agreement or arrangement.

      (d) Except for amounts not to exceed $750,000 in the aggregate, Buyer has withheld and paid over to the appropriate Taxing Authorities all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

      (e) There are no accounting method changes or proposed accounting method changes for Buyer, nor any other item, that could give rise to an adjustment under Section 481 of the Code for periods after the Closing Date, and Buyer will not be required to make any Section 481 adjustments as a result of the transaction contemplated by this Agreement.

      4.19 Compliance with Laws. Buyer's operation of the Port Inland Quarry complies in all material respects with all Laws. With respect to the Port Inland Quarry, Buyer has not received a written notice of violation from any governmental authority.

      4.20 Employee Benefit Plans. Buyer has made full payment of all amounts required, under applicable law or under the governing documents, to have been paid as a contribution to or a benefit under each "employee benefit plan" (within the meaning of ERISA Section 3(3)) that Buyer sponsors, maintains, contributes to, has liability with respect to, or has an obligation to contribute to such plan (the "Buyer Plans"). The liability of Buyer with respect to each Buyer Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the Buyer Plans. With respect to each Buyer Plan that is intended to be qualified under Code Section 401 (a): (a) the Buyer Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a),
(b) the Buyer Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the "remedial amendment period" available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely), (c) the Buyer Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the Buyer Plan qualifies under Code
Section 401 (a), that the associated trust qualifies under Code Section 501 (a) and, if applicable, that any cash or deferred arrangement under the Buyer Plan qualifies under Code Section 401 (k), (d) the Buyer Plan currently satisfies the requirements of Code Section 410(b), and (e) no contribution made to the Buyer Plan is subject to an excise tax under Code
Section 4972. With respect to any pension plan (within the meaning of ERISA
Section 3(2)), the "accumulated benefit obligation " of Buyer with respect to the pension plan (as determined in accordance with Statement of Accounting Standards No. 87, "Employers' Accounting for Pensions") does not exceed the fair market value of pension plan assets, or if it does, it does not have a material adverse effect on Buyer taken as whole. Buyer has not had a complete or partial withdrawal from any multiemployer plan (any pension plan that is subject to the requirements of Subtitle E of Title IV of ERISA) which has resulted in material liability to Buyer which has not been satisfied, and Buyer would not become subject to any material liability under ERISA if Buyer were to withdraw completely from all such multiemployer plans to which Buyer contributes or has an obligation to contribute.

      4.21 Company Information. The documents referred to in Schedule 4.21 of this Agreement (the "Buyer's SEC Documents"') constitute all of the documents (other than preliminary material, pre-effective registration statements or registration statements relating to employee stock option or compensation plans) that the Company was required to file with the Securities and Exchange Commission (the "SEC") since December 31, 1999. Each of the Buyer's SEC Documents has been duly filed, and when filed complied in all material respects with the requirements of the applicable form, statutes, rules and regulations of the SEC. Each of the Buyer's SEC Documents, as amended by any amendments duly filed with the SEC and referred to in Schedule 4.21, was complete and correct in all material respects as of the date filed and did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which made, not misleading. Since December 31, 1999, there has not been any material adverse change in the condition (financial or otherwise) or results of operation of Buyer and its Subsidiaries. The audited financial statements of Buyer included in the Buyer's SEC Documents have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Buyer and its subsidiaries as at the date thereof and the consolidated results of their operations and cash flow for the periods then ended. The unaudited financial statements included in any Buyer's SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and such unaudited financial statements are fairly presented in conformity with GAAP (except as permitted by Form 10-QSB of the SEC) applied on a basis substantially consistent with that of the audited financial statements included in the Buyer's SEC Documents, subject to year-end audit adjustments.

                                    ARTICLE V
                    CONDUCT OF BUSINESS PRIOR TO THE CLOSING

      5.1 Conduct of Business of the Company. During the period commencing on the date hereof and continuing until the Closing Date, the Company agrees, and Sellers agree to cause the Company, to, except as otherwise expressly contemplated by this Agreement or agreed to in writing by Buyer:

      (a) carry on its business only in the ordinary course and consistent with past practice;

      (b) not declare or pay any dividend on or make any other distribution (however characterized) in respect of the Partnership Interests, other than distributions of earnings consistent with past practices and a distribution of an amount equal to the assumed tax liability (determined in a manner consistent with past practices) of Sellers for 1999 and the partial year during which the Closing occurs (the "Tax Distribution"), provided that Buyer shall be reasonably satisfied with the calculation of the Tax Distribution;

      (c) not, directly or indirectly, redeem or repurchase, or agree to redeem or repurchase, any of its Partnership Interests;

      (d) not amend its Certificate of Limited Partnership or Limited Partnership Agreement;

      (e) not issue, dispose of, or agree to issue or dispose of, any Partnership Interests, or any options, warrants, conversion rights, or other rights to acquire Partnership Interests, or any securities convertible into or exchangeable for Partnership Interests;

      (f) not combine, split, or otherwise reclassify any of its Partnership Interests;

      (g) use its commercially reasonable efforts to preserve intact its present business organization, keep available the services of its officers and key employees and preserve its relationships with material customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be materially impaired at the Closing Date;

      (h) not (i) make any capital expenditures in the aggregate in excess of $200,000, other than its planned purchase, during the first quarter of year 2000, of haul trucks for a total aggregate consideration of not more than $1,678,320, (ii) enter into any license, distribution, reseller, joint venture, or other similar agreement, (iii) enter into or terminate any lease of, or purchase or sell, any real property, (iv) enter into any leases of personal property involving in the aggregate in excess of $200,000 annually, (v) incur or guarantee any additional indebtedness for borrowed money, or (vi) create or permit to become effective any Encumbrance on its properties or material assets.

      (i) not adopt or amend any Plan for the benefit of employees, or increase the salary or other compensation (including, without limitation, bonuses or severance compensation) payable or to become payable to its employees or accelerate, amend or change the period of exercisability or the vesting schedule of options granted under any stock option plan or agreements except as specifically required by the terms of such plans or agreements, or enter into any agreement to do any of the foregoing;

      (j) pay its payables and collect its receivables in the ordinary course of business consistent with past practice and not materially defer any purchases of inventory;

      (k) not enter into any Contract that restricts in any respect the Company from carrying on its business as conducted as of the date of this Agreement;

      (l) not waive any material claims or rights;

      (m) not act or omit from taking any action which would cause any of the representations and warranties in Article III hereof to be inaccurate;

      (n) promptly advise Buyer of the commencement of, or threat of (to the extent that such threat comes to the Knowledge of any Seller), any claim, action, suit, proceeding, or investigation against, relating to or involving the Company or any of its officers, employees, agents or consultants or the transactions contemplated hereby;

      (o) use its commercially reasonable efforts to maintain in full force and effect all insurance policies maintained by the Company on the date hereof;

      (p) not enter into any agreement to dissolve, merge, consolidate, or, except in the ordinary course, sell any material assets of the Company, or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, or other business organization or division, or otherwise acquire or agree to acquire any assets in excess of $200,000 in the aggregate;

      (q) maintain its books of account in accordance with GAAP consistently applied, not change the Company's method of accounting and not make any Tax elections that could reasonably be expected to adversely affect Buyer or its subsidiaries without the consent of Buyer;

      (r) materially comply with all Laws;

      (s) maintain its properties and assets in sufficient operating condition and repair to enable it to operate in all material respects in the manner in which it currently operates; and

      (t) not enter into any Contract with any Person to do any of the foregoing.

                                   ARTICLE VI
                      ADDITIONAL AGREEMENTS AND COVENANTS

      6.1 Access to Properties and Records; Confidentiality.

      (a) From the date of this Agreement until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, the Company will, and Sellers will cause the Company to, provide access to Buyer and its representatives at mutually agreeable times to all facilities of and information regarding the Company including, without limitation, its operations, reserves, financial, and environmental condition. Buyer agrees not to contact any of MLO's employees or customers without the prior written consent of Michael
D. Lundin, President of MLO.

      (b) From the date of this Agreement until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, Buyer will provide access to Sellers and their representatives at mutually agreeable times to all facilities of and information regarding the Port Inland Quarry including, without limitation, its operations, reserves, financial, and environmental condition. Sellers agree not to contact any of Buyer's employees or customers without the prior written consent of Buyer.

      (c) Unless and until the Closing has been consummated, Buyer and Sellers shall hold, and shall cause their respective counsel, accountants, financial advisors, appraisers and investment bankers to hold, in confidence any confidential data or information made available to such party by the other or the Company in connection with this Agreement or the transactions contemplated by this Agreement with respect to the Company or Buyer, including any information provided pursuant to this Section 6.1 in accordance with the terms and conditions of the Confidentiality Agreement. If the transactions contemplated by this Agreement are not consummated, Buyer and Sellers shall return or cause to be returned to each other all written materials and all copies thereof that were supplied to each of them by the other or the Company in connection with this Agreement. Unless and until the Closing has been consummated, the terms and conditions of the Confidentiality Agreement shall continue as provided therein.

      6.2 Transfer of Interests. Sellers agree that they (a) shall not dispose of or in any way encumber their Interests prior to the consummation of the transactions contemplated by this Agreement, and (b) shall use their commercially reasonable efforts to cause, and take no action inconsistent with, the approval and consummation of such transactions.

      6.3 Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper, or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including obtaining any consents, authorizations, exemptions, and approvals from, and making all filings with, any governmental or regulatory authority, agency, or body which are necessary in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each party shall at their own expense promptly file, or, in the case of Sellers cause MLO to file, the notification required of it under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. Section 18a, and the rules promulgated thereunder (the "HSR Act"); provided that Buyer shall pay all expenses incurred by Buyer and Sellers or MLO in responding to any second request under the HSR Act.

      6.4 Material Events. At all times prior to the Closing Date, each party shall promptly notify the others in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Articles V, VII and VIII hereof.

      6.5 Fees and Expenses. Except as provided in Section 6.3, each party hereto shall bear and pay all its own fees, costs, and expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its counsel, accountants, brokers, and financial advisors.

      6.6 Further Assurances. At any time from time to time after the Closing, the Parties shall execute and deliver such other documents and instruments, provide such materials and information, and take such other actions as the other Parties may reasonably request to carry out the purposes of this Agreement, to vest more effectively title in the Interests in Buyer, and to fulfill their obligations under this Agreement all at the sole cost and expense of the requesting Party.

      6.7 Public Announcements. No party hereto shall make any public announcement or public disclosure or issue any press release concerning this Agreement and the transactions contemplated hereby without the prior written consent of the other parties; provided that Buyer shall be permitted to make any disclosures required by federal securities laws.

      6.8 Property Taxes. Sellers shall cause, or shall have caused, the Company to pay all ad valorem, property, real estate, personal property, and similar taxes that first become due and payable on or prior to the Closing Date. Buyer shall be responsible for all ad valorem, property, real estate, personal property, and similar taxes that first become due and payable after the Closing Date.

      6.9 Transfer Taxes. With respect to all sales, use, value added, transfer, recordation, realty transfer, and conveyance taxes and other similar taxes and fees, applicable to the transactions contemplated by this Agreement, Buyer, on the one hand, and Sellers, on the other hand, each agree to pay one-half of such taxes and fees; provided that notwithstanding anything to the contrary under this Agreement, Buyer shall pay all such taxes in excess of $30,000 and Sellers shall have no liability for such taxes in excess of $15,000.

      6.10 Michigan Single Business Taxes.

      (a) On or before the Closing Date, Sellers shall cause the Company to:

            (i) prepare and file all Michigan Single Business Tax Returns ("SBT Return") for the Company for any tax period ending before the Closing Date for which an SBT Return is required to be filed on or before the Closing Date and pay Michigan Single Business Taxes for such period ("SBT"), or

            (ii) obtain an extension of time for the filing of such SBT Return for such period, pay all SBT required to be paid in connection with the filing of such extension and provide an adequate charge, accrual or reserve for any additional amount of SBT required to be paid in connection with the filing of the SBT Return to which such extension relates.

      (b) After the Closing Date, Buyer, on behalf of the Company, shall cause to be prepared and filed the Company's final SBT Return for the tax period ending on the Closing Date (for which an SBT Return is required to be filed after the Closing Date), and, notwithstanding Section 3.24(a), shall pay and be responsible for the SBT required to be paid in connection with such SBT Return. Any refund of SBT due to the Company with respect to a period ending on or before the Closing Date, at Sellers' option, shall be applied as a credit against any SBT required to be paid on behalf of the Company under this subsection (b) or shall be paid to Sellers.

      (c) Buyer shall be responsible for the filing of all SBT Returns and payment of all SBT for tax periods beginning after the Closing Date.

      (d) If for any reason a Taxing Authority makes a determination, which becomes final, that there is a Company tax period which begins before the Closing Date and ends after the Closing Date, then any SBT liability for such period shall be Buyer's responsibility.

      6.11 FIRPTA Certificates. Prior to the Closing Date, each of Sellers shall deliver an executed certificate to Buyer, as described in Treasury Regulation
Section 1.1445-2, certifying that such respective Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code. For those Sellers, if any, that do not so provide such a certificate, Buyer will withhold a pro rata portion of the purchase price properly allocated to the disposition of a real property interest and pay over such amount to the Internal Revenue Service as required by Section 1445 of the Code.

      6.12 Cooperation and Exchange of Information.

      (a) Sellers and Buyer agree that they intend that the transaction contemplated by this Agreement will be one described within Situation 2 of Revenue Ruling 99-6, I.R.B. 6, with the federal income tax consequences as described therein, and that they will cooperate in structuring such transaction to minimize Tax liabilities resulting from carrying it out.

      (b) The parties will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, determining a liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Taxing Authorities. Any information obtained under this
Section 6.13 shall be kept confidential except as may be necessary in connection with the filing of Tax Returns or in conducting an audit or other proceeding. The parties further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority, Taxing Authority, or customer of MLO, MLO-Ohio and MEL or Buyer or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated by this Agreement).

      (c) Upon the reasonable request of a Party for a proper business purpose, the other Party shall make available its personnel and access to its books and records related to the MLO Quarries, the Port Inland Quarry, or the Operations as shall be necessary in connection with such business purpose, all at the sole cost and expense of requesting Party.

      6.13 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan occurrence, event, incident, action, failure to act, or transaction on or prior to the

Closing Date involving the Company and brought by a third party, the other Party shall cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 10).

      6.14 Formation of Limited Liability Company. Prior to the Closing Date, a single member Delaware limited liability company ("New LLC") shall be formed whose sole member is MLO and Sellers shall cause MLO to transfer and convey to New LLC the assets of MLO identified on Schedule 6.14.

      6.15 Sellers' Representative. Pursuant to the Sellers' Representative Agreement, the Sellers have appointed the Sellers' Representative to act as each such Seller's representative, attorney-in-fact and agent, with full power and authority to do all of the following:

      (a) execute and deliver and receive, on behalf of each Seller, all amendments, certificates, statements, notices, consents, approvals, extensions, waivers, and undertakings required or permitted to be made, given, or delivered under this Agreement or in connection with the transactions contemplated by this Agreement;

      (b) receive any amount delivered by Buyer to such Seller pursuant to this Agreement;

      (c) respond to and make determinations with respect to the assertion of any claims for indemnification by Buyer and to assert claims on behalf of such Seller pursuant to the terms of this Agreement; and

      (d) take all such other actions as may be necessary or desirable to carry out his responsibilities as Sellers' Representative.

Buyer shall be entitled to rely, without further inquiry, on the authority of Sellers' Representative to take any action pursuant to this Agreement for or on behalf of each Seller and shall be entitled to make any payments required to be made by Buyer to Sellers hereunder to Sellers' Representative. If Sellers' Representative (or his successor or assign) shall resign, become incapacitated, die or otherwise cease to perform the duties as the Sellers' Representative, his successor (chosen pursuant to the terms of the Sellers' Representative Agreement) shall become the Sellers' Representative and shall provide written notice to Buyer of his name, address, telephone number, and facsimile number.

      6.16 Intentionally omitted.

      6.17 Shareholder Loans.

      (a) At Closing, Michael Lundin and Kent Rhude shall repay to MLO all principal and interest owed to MLO and evidenced by those notes identified on
Schedule 6.17(a) (the "Shareholder Notes").

      (b) At Closing, MLO shall repay to National City Bank (the "Bank") all principal and interest evidenced by those notes identified on Schedule 6.17(b) (the "Shareholder Indebtedness"). The Shareholder Indebtedness is secured in part by a pledge of the Shareholder Notes. Immediately upon receipt of the Shareholder Notes from the Bank, MLO (or Buyer if received by Buyer) shall cancel the Shareholder Notes and deliver them to Michael Lundin and Kent Rhude.

      (c) To facilitate the transactions described in Section 6.17(a) and (b), pursuant to letters of direction from Michael Lundin, Kent Rhude and MLO, Buyer may wire transfer directly to the Bank a portion of the Cash Purchase Price equal to the amount of the Shareholder Indebtedness and receive a credit against the Cash Purchase Price equal to such amount.

      6.18 Employee Benefits Matters.

      (a) As soon as practicable after the Closing Date, but in no event more than ninety (90) days after such date, Sellers shall cause Sellers' Advisors (such term to include attorneys, accountants, actuaries and other professionals selected by Sellers) to prepare and make a filing with the Internal Revenue Service ("IRS") pursuant to the EPCRS program, to review those matters relating to the Michigan Limestone Operations Limited Partnership 401(k) Plan For Salaried Employees which are disclosed on Schedule 3.15 which may affect the qualified status of such plan. Sellers shall be solely and absolutely responsible for payment of all filing fees, expenses and penalties associated with Sellers' Advisors preparing, making and responding to the IRS in connection with such EPCRS filing and implementing all remedial actions requested by the IRS. In addition, but not by way of limitation, Sellers shall reimburse Buyer for the full amount which Buyer is required to contribute to such plan or otherwise pay in connection with such EPCRS filing in order to finalize such filing and receive approval from the IRS of the correction methodology proposed by Sellers in this regard.

      (b) As soon as practicable after the Closing Date but in no event more than ninety (90) days after such date, Sellers shall cause Sellers' Advisors to prepare and make a filing with the IRS pursuant to the EPCRS program, to review those matters relating to the Michigan Limestone Operations Limited Partnership Pension Plan For Salaried Employees which are disclosed on Schedule 3.15 which may affect the qualified status of such plan. Sellers shall be solely and absolutely responsible for payment of all filing fees, expenses and penalties associated with Sellers' Advisors preparing, making and responding to the IRS in connection with such EPCRS filing and implementing all remedial actions requested by the IRS. In addition, but not by way of limitation, upon finalization of such EPCRS filing and receipt of approval from the IRS of the correction methodology required in this regard, Sellers shall promptly pay Buyer that amount as determined by Sellers' actuaries, equal to the excess (if any) of the present value of all accrued benefits under such plan (as modified in connection with such EPCRS filing) as of the Resolution Date, over the market value of the plan's assets as of such date. For purposes of this Section 6.18(b), "Resolution Date" shall mean the date a definitive written agreement is entered into between Buyer or one of its Affiliates and the IRS resolving matters described in this Section 6.18(b).

      (c) Buyer agrees to cooperate with Sellers to execute such documents (including, but not limited to, powers of attorney naming Sellers' Advisors) and take any and all such actions as Sellers reasonably determine are necessary or advisable to facilitate resolution of the EPCRS filings described above. Sellers agree to consult with Buyer regarding such EPCRS filings and keep Buyer apprised of the status of such filings, but Sellers shall retain sole authority and discretion with regard to such filings. Sellers agree that prior to taking any action associated with the EPCRS program, Sellers will provide notice to Buyer of such action and provide Buyer with a reasonable opportunity to review and comment on any such action, and Sellers agree to consider any such comments in good faith with respect to such action. Sellers shall retain sole authority and discretion with regard to (i) the identity of Sellers' Advisors (whose engagement shall be subject to Buyer's prior approval, which shall not be unreasonably withheld) that will assist Sellers in connection with such filings and in negotiations with the IRS; (ii) the assumptions (including actuarial assumptions) to be utilized by such Sellers' Advisors in preparing, making and responding to the IRS in connection with such filings; and (iii) the specific methods of any and all corrections to be proposed, negotiated and finalized with the IRS with respect to such filings. Notwithstanding the foregoing, Buyer agrees that Dykema Gossett PLLC, Calfee, Halter & Griswold LLP and Investmart, Inc. are acceptable to Buyer as Sellers' Advisors, and Seller agrees that the discount rate to be used for purposes of (ii) above shall be eight percent (8%).

      (d) For all purposes of this section 6.18, any action required to be taken by Seller shall be taken by Sellers' Representative on behalf of Seller.


                                   ARTICLE VII
                     CONDITIONS TO THE OBLIGATIONS OF BUYER

      The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived in writing by Buyer in its sole discretion):

      7.1 Representations and Warranties True. The representations and warranties of Sellers which are contained in this Agreement, or contained in any Schedule, certificate, or instrument delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects on the date hereof (except to the extent such representations and warranties speak as of an earlier date) and shall also be true and correct on and as of the Closing Date as if made on and as of the Closing Date, and at the Closing each of Sellers shall have delivered to Buyer a certificate to that effect with respect to all such representations and warranties made by Sellers. Notwithstanding the foregoing, the representations and warranties of Sellers shall not be deemed incorrect as a result of the formation of the New LLC and the transfer of assets identified on Schedule 6.14 as contemplated by Section 6.14.

      7.2 Performance. MLO and each of Sellers shall have performed and complied with all of the obligations under this Agreement which are required to be performed or complied with by them on or prior to the Closing Date, and at the Closing Sellers shall have delivered to Buyer a certificate to that effect with respect to all such obligations required to have been performed or complied with by MLO and Sellers on or before the Closing Date.

      7.3 Absence of Litigation. No Law enacted, promulgated, or issued which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit, or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any Person (or instituted or threatened by any governmental or regulatory body, agency or authority), and no investigation by any governmental or regulatory body, agency, or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Company or any of Sellers which would have a material adverse effect on the transactions contemplated hereby or have a Material Adverse Effect.

      7.4 Consents and Approvals. All approvals, consents, waivers, amendments, and authorizations listed on Schedule 3.21 and required to be obtained by MLO or any Seller in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect. All Sellers shall have voted in favor of the approval of this Agreement and the transactions contemplated hereby.

      7.5 Intentionally omitted.

      7.6 Intentionally omitted.

      7.7 Noncompetition Agreements. Each of the parties identified on Schedule 7.7(a) shall have entered into and delivered to Buyer a noncompetition agreement in the form of Exhibit 7.7(b) attached hereto.

      7.8 Supporting Documents. Sellers shall have delivered to Buyer a certificate certifying that (i) attached thereto is a true and complete copy of the Limited Partnership Agreement of MLO as in effect on the date of such certification, and (ii) attached thereto is a true and complete copy of all resolutions adopted by the general and limited partners of MLO authorizing the execution, delivery and performance of this Agreement., Each Seller shall have delivered to Buyer assignments transferring to Buyer (and/or to one or more of Buyer's affiliates, as the case may be) all rights in and to the Interests held by such Seller.

      7.9 Other Documents. MLO and/or Sellers shall have delivered to Buyer such other agreements, documents and instruments contemplated by this Agreement, including documents and instruments evidencing the completion of the transactions referred to in Section 6.14 and the receipt of all required consents in connection therewith, and such other items as Buyer may reasonably request.

                                  ARTICLE VIII
                    CONDITIONS TO THE OBLIGATIONS OF SELLERS

      The obligation of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived in writing by Sellers in their sole discretion):

      8.1 Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement, or contained in any Schedule, certificate, or other instrument or document delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects on the date hereof (except to the extent such representations and warranties speak as of an earlier date) and shall also be true and correct on and as of the Closing Date as if made on and as of the Closing Date, and at the Closing Buyer shall have delivered to Sellers a certificate (signed on its behalf by a duly authorized officer) to that effect with respect to all such representations and warranties made by Buyer.

      8.2 Performance. Buyer shall have performed and complied with all of the obligations under this Agreement which are required to be performed or complied with by it on or prior to the Closing Date, and at the Closing Buyer shall have delivered to Sellers a certificate, signed on its behalf by a duly authorized officer, to that effect with respect to all such obligations required to have been performed or complied with by it on or before the Closing Date.

      8.3 Absence of Litigation. No Law shall have been enacted, promulgated, or issued which restrains, enjoins, or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit, or proceeding before any court or governmental or regulatory body, agency, or authority shall have been instituted by any Person (or instituted or threatened by any governmental or regulatory body, agency, or authority), and no investigation by any governmental or regulatory body, agency, or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to Buyer which would have a material adverse effect on the transactions contemplated hereby or on the business of Buyer taken as a whole.

      8.4 Consents. All approvals, consents, waivers, and authorizations required to be obtained by Buyer in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

      8.5 Supporting Documents. Buyer shall have delivered to Sellers a certificate of an officer of Buyer, dated the Closing Date, certifying on behalf of Buyer (a) that attached thereto is a true and complete copy of the By-Laws of Buyer as in effect on the date of such certification; (b) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement; and (c) to the incumbency and specimen signature of each officer of Buyer executing on behalf of Buyer this Agreement and the other agreements related hereto.

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

      8.6 Other Documents. Buyer shall have delivered to Sellers such other agreements, documents and instruments contemplated by this Agreement and such other items as Sellers may reasonably request.

                                   ARTICLE IX
                                   TERMINATION

      9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

      (a) by the mutual written consent of Buyer and Sellers;

      (b) by either Buyer or Sellers:

            (i) if any court or governmental or regulatory agency, authority, or body of competent jurisdiction shall have enacted, promulgated, or issued any statute, rule, regulation, ruling, writ, or injunction, or taken any other action, restraining, enjoining, or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted; or

            (ii) if the Closing shall not have occurred on or before December 11, 2000; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose breach of any representation or warranty or failure to perform or comply with any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

      (c) by Buyer:

            (i) if Buyer does not have sufficient funds to pay the Cash Purchase Price at the Closing as a result of one or more of its lenders refusing to provide funding as the result of adverse conditions affecting the financial markets generally;

            (ii) if any of the conditions specified in Article VII have not been met or waived prior to such time as such condition can no longer be satisfied; or

            (iii) if there has been a material misrepresentation by any Seller or MLO or a breach by any Seller or MLO of any of their representations, warranties, covenants, or other obligations hereunder, such breach results in a Material Adverse Effect, and such breach shall not have been cured within ten
(10) days after written notice thereof has been delivered by Buyer to Sellers;
or

      (d) by Sellers:

            (i) if any of the conditions specified in Article VIII shall not have been met or waived prior to such time as such condition can no longer be satisfied; or

            (ii) if there has been a material misrepresentation by Buyer or a breach by Buyer of any of its representations, warranties, covenants, or other obligations hereunder, such breach results in a Material Adverse Effect, and such breach shall not have been cured within ten (10) days after written notice thereof has been delivered by Sellers to Buyer.

      9.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void, and there shall be no liability on the part of any of the parties hereto or their respective officers or directors, except that nothing herein shall relieve any party from liability for a breach of this Agreement prior to the termination hereof. Notwithstanding the foregoing, (a) in the event that Buyer terminates this Agreement pursuant to
Section 9.1(c)(iii) and Sellers and/or MLO enter into any transaction for the sale of the Partnership Interests or all or any substantial portion of the assets of MLO prior to December 11, 2001 without the prior written consent of Buyer, then Sellers and MLO, jointly and severally, shall pay to Buyer an aggregate amount equal to $7,500,000 (the "Sellers' Termination Fee") and (b) in the event, Buyer terminates this Agreement for any reason other than (i) pursuant to Section 9.1(c)(i) or (iv), or (ii) a Material Adverse Effect between the date of this Agreement and the Closing Date, then Oglebay shall pay to Sellers an aggregate amount equal to $7,500,000 (the "Buyer's Termination Fee"). Notwithstanding any of the foregoing, no Termination Fee shall be payable by any party hereto in the event this Agreement is terminated due to the failure to obtain any necessary approval under the HSR Act.

                                    ARTICLE X
                                 INDEMNIFICATION

      10.1 Indemnification by Sellers. Each Seller, severally and not jointly, hereby agrees to defend, indemnify, and hold harmless Buyer, and shall reimburse Buyer for, from and against each claim, loss, liability, cost, and expense (including reasonable attorney's fees), all such items to be net of any tax benefits and insurance proceeds recovered or recoverable by Buyer (collectively, "Losses"), to the extent resulting from or arising out of any breach of any representation or warranty or covenant of such Seller contained in this Agreement or any agreement, document, or instrument delivered in connection with or pursuant to this Agreement.

      10.2 Indemnification by Buyer. Buyer hereby agrees to defend, indemnify, and hold harmless Sellers and shall reimburse Sellers for, from and against all Losses to the extent resulting from or arising out of any breach of any representation or warranty or covenant of Buyer contained in this Agreement or in any agreement, document, instrument delivered in connection with or pursuant to this Agreement. The term "Losses" shall include a decrease in the amount of any Contingent Payment that is directly attributable to Buyer's material breach of a representation or warranty of Buyer set forth in this Agreement.

      10.3 Procedure.

      (a) The indemnified party shall promptly notify in writing the indemnifying party of any claim, demand, action, or proceeding for which indemnification will be sought under Sections 10.1 or 10.2 of this Agreement, and, if such claim, demand, action, or proceeding is a third party claim, demand, action, or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party; provided, however, in the case of any claim (an "Excess Claim") in which the indemnified party's aggregate Losses could exceed the indemnifying party's aggregate liability pursuant to Section 10.3(b), the indemnifying party will have the right, at its expense, to assume the defense thereof only with the indemnified party's written consent. The failure to provide such prompt notice shall not affect the indemnification provided hereunder except to the extent, if any, the indemnifying party shall have been actually prejudiced as a result of such delay or failure. Should the indemnifying party assume the defense of such a third party claim, demand, action, or proceeding or should the indemnified party unreasonably withhold its consent to the assumption by the indemnifying party of the defense of any Excess Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action, or proceeding, it being understood that the indemnifying party shall control any defense assumed by the indemnifying party. In connection with any such third party claim, demand, action, or proceeding, Buyer and Seller shall cooperate with each other and provide each other with reasonable access to and retain all relevant books and records in their possession. No such third party claim, demand, action, or proceeding shall be settled without the prior written consent of the indemnified party. If a firm written offer is made to settle any such third party claim, demand, action, or proceeding, which offer includes an unconditional provision providing for the giving by the claimant to the indemnified party of a release from all liability in respect of such claim, demand, action, or proceeding and does not require any payment by the indemnified party or impose any other obligations (such as an affirmative action, negative covenant, or equitable relief) upon the indemnified party and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement. Whether or not the indemnifying party shall have assumed the defense of any such third party claim, action, demand or proceeding, no indemnified party shall admit any liability with respect to, or settle, compromise or discharge any such claim, demand, action or proceeding without the indemnifying party's prior written consent, which shall not be unreasonably withheld.

      (b) Buyer and Sellers shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify any other Person hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. In the event that Buyer or Sellers shall fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary herein, the other party shall not be required to indemnify any Person for any Losses that could reasonably be expected to have been avoided if Buyer or Sellers, as the case may be, had made such efforts.

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

      10.4 Maximum Liability; Deductible.

      (a) Notwithstanding any provision contained herein to the contrary (but subject to Section 10.4(c) below), (i) Sellers shall have no liability under
Section 10.1 unless the aggregate of all Losses to which Buyer shall be entitled to indemnification pursuant to Section 10.1 hereof exceeds on a cumulative basis an amount equal to $300,000 in which event such parties shall be liable for all Losses in excess of such amount; (ii) in no event shall the aggregate liability of Sellers under Section 10.1 exceed $21,000,000 (the "Cap"): provided that the Cap shall be reduced each year during the Tonnage Payment Period by the amount of any Tonnage Payments paid by Buyer pursuant to Subsection 2.3(a); and (iii) in no event shall the aggregate liability of Sellers under Section 10.1 with respect to all representations and warranties other than Section 3.16, exceed $10,000,000 (the "Non-Environmental Cap"): provided that the Non- Environmental Cap shall be reduced annually on a proportionate basis, i.e., by an amount equal to 0.476 times the amount of any Tonnage Payment paid by Buyer pursuant to
Section 2.3(a). Notwithstanding the foregoing provisions on the reduction of the Cap, upon the occurrence of (x) a Termination Event, or (y) an Acceleration Event of the type described in Section 2.3(g)(ii)(1) (Buyer's sale of all or substantially all of the assets or equity interests relating to the Operations) or 2.3(g)(iii) (the occurrence of an Event of Default), the Cap and the Non-Environmental Cap shall both be reduced to zero dollars; provided, however, that if Sellers are entitled to the Accelerated Payment pursuant to Section 2.3(g)(ii)(B) (Fundamental Change), then, (1) the Cap shall be reduced to the amount of the Accelerated Payment and the Non-Environmental Cap to an amount equal to 0.476 times the amount of the Accelerated Payment and (2) in each subsequent year, the Cap shall be further reduced by an amount equal to the Accelerated Payment divided by the number of years remaining at the time of the Accelerated Payment comes due and owing in the Tonnage Payment Period (which shall not be more than ten (10) minus the number of years in which Sellers had previously received a Tonnage Payment) and the Non-Environmental Cap shall be reduced by 0.476 times such amount. The limitations set forth in this Section 10.4(a) shall not apply to any breach of the representations and warranties set forth in Sections 3.1, 3.4, 3.10 with respect to title to property, and 3.24 and the covenants set forth in Section 6.8, 6.9, and 6.10.

      (b) Sellers' obligations to indemnify Buyer under this Article X with respect to any breach of Sections 3.1, 3.4 and 3.10 with respect to title to property, and 3.24 and the covenants set forth in Sections 6.8, 6.9, and 6.10 shall be satisfied first by an offset against the Tonnage Payments due during the Tonnage Payment Period and thereafter from payments from Sellers. Except as set forth in the preceding sentence, Sellers' obligations to indemnify Buyer under this Article X shall be satisfied solely by an offset against the Tonnage Payments, and Buyer shall have no further recourse against Sellers. To the extent that the Tonnage Payments in any one year are insufficient to satisfy the indemnification obligations of Sellers under this Article X, Buyer may satisfy such indemnification obligations by an offset against subsequent Tonnage Payments coming due in later years during the Tonnage payment Period. Notwithstanding the foregoing, if Buyer has paid the Accelerated Payment, Sellers' obligations to indemnify Buyer under this Article X shall be satisfied by payments from Sellers but only to the extent of the existing Cap or the Non-Environmental Cap, as applicable, as reduced pursuant to Section 10.4(a).

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

      (c) Neither the deductible referred to in Section 10.4(a)(i) nor the Cap shall apply to Sellers obligations under Section 6.18 of this Agreement, it being understood that Sellers obligations thereunder shall be absolute.

      10.5 Survival.

      (a) Subject to Section 10.5(b) below, all representations and warranties by the parties contained in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing solely for purposes of Section 10.1 and 10.2 and shall terminate on the date which is eighteen (18) months after the Closing Date.

      (a) The representations and warranties contained in Section 3.16 of this Agreement shall survive for a period of ten years, the representations and warranties contained in Section 3.24 of this Agreement shall survive for the full period of all applicable statutes of limitations, and the covenants in this Agreement shall survive until fully performed.

      10.6 Exclusive Remedy. The remedy provided for in this Article X is the exclusive remedy of a Party for any claim that arises under this Article X; provided that this Section 10.6 shall not prevent any party from seeking or obtaining specific performance, injunctive relief or other equitable remedies.

      10.7 Limitation, No Losses shall be asserted by a Party which arise out of any breach or inaccuracy of any representation, warranty, or covenant made by the other Party if the Party had actual knowledge of such breach or inaccuracy on the Closing Date.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

      11.1 Contents of Agreement. The Confidentiality Agreement, this Agreement, together with the Schedules, the Side Letter, certificates, and other instruments and documents delivered pursuant hereto, embodies the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements or understandings among the parties regarding those matters.

      11.2 Amendment, Waiver; Parties in Interest, Etc.

      (a) This Agreement may be amended, modified, or supplemented only by a written instrument duly executed by each of the parties hereto, which writing makes express reference to this Section 11.2. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

      (b) Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by either of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a wavier of any of such provisions, rights or privileges hereunder.

      (c) This Agreement is being made and entered into solely for the benefit of Buyer, Sellers, and MLO, and none of Buyer, Sellers, or MLO intends hereby to create any rights in favor of any other Person, as a third party beneficiary of this Agreement or otherwise. The Parties acknowledge and agree that nothing in this Agreement creates an employment agreement between Buyer and Michael D. Lundin or creates any obligation of Buyer to employ for any period of time, or provide any benefits to, Michael D. Lundin.

      11.3 Assignment.

      (a) Buyer may assign any or all of its rights hereunder to any direct or indirect wholly-owned subsidiary of Buyer (a "Permitted Subsidiary Transferee"), and Buyer shall advise Sellers of any such assignment and shall designate such party as the assignee and transferee. In the event of such assignment, the Permitted Subsidiary Transferee may not assign any rights hereunder to any Person not a direct or indirect wholly-owned subsidiary of Buyer. The transfer of any ownership interest in a Permitted Subsidiary Transferee shall constitute an assignment in violation of Section 11.3(a), and such assignment shall be void. Any permitted assignment shall not be deemed to release Buyer from its obligations hereunder and Buyer shall remain fully liable for performance of all obligations under this Agreement.

      (b) One or more of Sellers may distribute all of its rights under this Agreement to its shareholders (the "Sellers' Shareholders"). Any such distribution shall not be deemed to release such Seller from its obligations hereunder, and such Seller shall remain fully liable for performance of all obligations under this Agreement. A Sellers' Shareholder shall have discretion to transfer, by gift, sale, or bequest (or other transfer effective upon death), all or any portion of his or her rights under this Agreement to (i) his or her spouse, children, grandchildren or parents or to any one or more of them ("Family Member"), (ii) any entity, including but not limited to a corporation, limited liability company, or partnership, a majority of whose ownership interests are owned by Family Members, (iii) a grantor or testamentary trust of which a Seller's Shareholder is the settlor, or (iv) by making a charitable gift (that is deductible for federal income or estate tax purposes) of all or any portion of his or her rights under this Agreement.

      (c) Subject to Section 11.3(a) and (b), neither Buyer nor Sellers may assign, transfer, or otherwise dispose of directly or indirectly any of their rights hereunder without the prior written consent of the other parties. Any attempted assignment in violation of the foregoing shall be void.

      (d) All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the respective heirs, successors, permitted assigns, and legal or personal representatives of the parties hereto.

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

      11.4 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to one gender includes all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or" and (d) "including" has the inclusive meaning frequently identified with the phrase "but not limited to." The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule, and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

      11.5 Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by registered or certified mail, return receipt requested, facsimile message (provided that a confirmation sheet is emitted from the machine making the transmission), or Federal Express, or other nationally recognized, overnight delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express, or other nationally recognized, overnight delivery service to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto given in accordance with the foregoing notice procedures:

      If to Buyer:

               Oglebay Norton Company
               1100 Superior Avenue
               21st Floor
               Cleveland, OH 44114-2598
               FAX: 216-861-3300
               Attention: Rochelle F. Walk, Esq.

      with required copies to:

               Thompson Hine & Flory LLP
               3900 Key Center
               127 Public Square
               Cleveland, Ohio 44114-1216
               FAX: 216-566-5800
               Attention: Paul N. Harris, Esq.

      If to Sellers, to Sellers' Representative:

               Michael D. Lundin
               8230 Greenwood
               Alpena, Michigan 49707
               FAX: 517-595-3051
               Attention: 517-595-3051

      with a required copy to:

               Dykema Gossett PLLC
               1577 North Woodward Avenue, Suite 300
               Bloomfield Hills, Michigan 48304-2820
               FAX: 248-203-0763
               Attention: Donald M. Crawford, Esq.

      11.6 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to its provisions concerning conflict of laws. Except as set forth below, each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United State of America, in each case located in New Castle County, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice, or document by U.S. registered mail to its respective address set forth in
Section 11.5 shall be effective service of process for any litigation brought against it in any court. Except as set forth below, each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States of America, in each case located in New Castle County, and hereby further irrevocably and unconditionally waives and agrees, not to plead or claim in any such court that any such litigation brought in any such court had been brought in an inconvenient forum.

      11.7 Dispute Resolution. If after the Closing any dispute arises under this Agreement that is not settled promptly in the ordinary course of business, the parties shall seek to resolve any such dispute between them, first, by negotiating promptly with each other in good faith in face-to-face negotiations in Toledo, Ohio. If the parties are unable to resolve the dispute between them within twenty (20) business days (or such period as the parties shall otherwise agree) through these face-to-face negotiations, any party may initiate mediation of the controversy or claim in Toledo, Ohio in accordance with the procedures of such mediation organization as the parties may agree. If the dispute has not been resolved pursuant to such mediation procedure within thirty (30) business days of the initiation of such procedure, or if the parties will not participate in a mediation, any party shall be entitled to seek whatever legal or equitable remedies that may be available to such party, subject to the terms of Sections
11.6 and 11.7 hereof. Notwithstanding the foregoing, the dispute resolution procedure set forth in this Section 11.7 shall not apply to any dispute between the parties hereto relating to or arising out of

Seller's Termination Fee or Buyer's Termination Fee, and in the event of such a dispute, either party shall be entitled to seek whatever legal or equitable remedies that may be available to it.

      11.8 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, which may be via facsimile signature, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                  [Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the day and year first written above.

OGLEBAY NORTON COMPANY

By: /s/ David H. Kelsey
    ------------------------
    Name: DAVID H. KELSEY
    Title: VP & CFO

JOHNSON MINING INC.
THE CARY MINING COMPANY, INC.
MICHIGAN MINERALS ASSOCIATES, INC.

By: /s/ Michael D. Lundin
    ------------------------------
    Michael D. Lundin, as Sellers
    Representative

MICHIGAN LIMESTONE OPERATIONS LIMITED PARTNERSHIP

By: /s/ Michael D. Lundin
    -----------------------------
    Michael D. Lundin, President

                                        1